Exhibit 10.1

EXECUTION COPY

CONTRIBUTION AND PURCHASE AGREEMENT

THIS CONTRIBUTION AND PURCHASE AGREEMENT, executed this 2nd day of November, 2021 (the “Effective Date”), by and among SUMMIT HOTEL OP, LP, a Delaware limited partnership (“Summit OP”) and SUMMIT HOSPITALITY JV, LP, a Delaware limited partnership (the “Venture;” together with Summit OP, individually and collectively, as the context may require, and jointly and severally, “Summit”), on the one hand, and NEWCRESTIMAGE HOLDINGS, LLC, a Delaware limited liability company and NEWCRESTIMAGE HOLDINGS II, LLC, a Delaware limited liability company (individually and collectively, as the context may require, and jointly and severally, together, “Newcrest”); and joined by Escrow Agent (solely for the purposes set forth herein). Summit, parking Newcrest and each Investor (as defined herein) are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A.       As of the Effective Date, Newcrest, subject to (i) the investors under the Historic Tax Credit Documents, and (ii) the terms and provisions of Sections 3.3 and 4.6, is the owner, directly or indirectly, of 100% of the LLC Interests (as defined herein) of the entities listed in Exhibits A-1 through A-11 (attached hereto and made a part hereof) as the project owners of each project reflected therein, and the applicable Investors are the sole members of the entity reflected on Exhibit A-12 (attached hereto and made a part hereof) as the project owner of the project reflected therein (each such project owning entity, individually, a “Group 1 Project Owner” and, collectively, the “Group 1 Project Owners”), which Group 1 Project Owners are the owners of all right, title and interest in each of the projects listed and further described in Exhibits A-1 through A-12 (each of the foregoing projects, individually, a “ Group 1 Project” and, collectively, the “Group 1 Projects”).

B.       As of the Effective Date, Newcrest or Newcrest and one or more Investors, as applicable, is the owner, directly or indirectly, of 100% of the LLC Interests of the entities listed in Exhibits A-13 through A-19 attached hereto and made a part hereof (each such entity, individually, a “Group 2 Project Owner” and/or collectively, the “Group 2 Project Owners”), which Group 2 Project Owners are the owner of all right, title and interest in each of the projects listed and further described in Exhibits A-13 through A-19 (each such project, individually, a “Group 2 Project” and, collectively, the “Group 2 Projects”).

C.       As of the Effective Date, Newcrest or Newcrest and one or more Investors is the owner of 100% of the LLC Interests of the entities listed in Exhibits A-20 through A-25 attached hereto and made a part hereof (in each instance, each such entity, individually, a “Group 3 Project Owner” and, collectively, the “Group 3 Project Owners;” and together with the Group 1 Project Owners and the Group 2 Project Owners, sometimes referred to individually as a “Project Owner” and, collectively as the “Project Owners”), which Group 3 Project Owners entities own certain real property listed and further described in Exhibits A-20 through A-25 (each such project, individually, a “ Group 3 Project” and, collectively, the “Group 3 Projects”; and together with the Group 1 Projects and the Group 2 Projects, sometimes referred to individually as a “Project” and, collectively as the “Projects”).

D.        Exhibits E-1 and E-2 attached hereto and made a part hereof describe (a) certain loans (individually, a “Loan” and, collectively, the Loans”) that will be assumed by Summit (the “Assumed Debt”) as part of the transactions described herein, (b) each lender or mortgagee with respect to a Loan (each a “Lender”) and (c) those Project Owners that are borrowers under each such Loan.

E.       Newcrest and the applicable Investors desire to, and shall cause the Group 1 Project Owners to, contribute to Summit, and Summit desires to acquire from Newcrest and the Group 1 Project Owners, the Group 1 Projects in exchange for the Group 1 Consideration.

F.       Newcrest desires to contribute to Summit, and Summit desires to acquire from each such Investor, 100% of the LLC Interests in each applicable Group 3 Project Owner owned by such Investor (the “Group 3 Acquired Interests (Newcrest)”) in exchange for the Group 3 Newcrest Consideration.

G.       As of the Effective Date, Summit is the owner of 100% of the LLC Interests in Summit JV MR 2, LLC, a Delaware limited liability company (“Master REIT 2”). Simultaneously with Closing, Summit shall contribute the Group 1 Projects and the Group 3 Acquired Interests (Newcrest) to Master REIT 2.

H.        Simultaneously with the Closing, cash shall be contributed to the Venture (the “Venture Contribution”), by wire transfer in immediately available funds, and Summit shall contribute to the Venture 100% of the LLC Interests in Master REIT 2.

I.       As of the Effective Date, the Venture is the owner of 100% of the LLC Interests in Summit JV MR 3, LLC, a Delaware limited liability company (“Master REIT 3”). Simultaneously with Closing, the Venture shall contribute the Venture Contribution to Master REIT 3.

J.       Newcrest and each applicable Investor desire to sell, and shall cause each Group 2 Project Owner to sell, to Master REIT 3, and Master REIT 3 desires to purchase from Newcrest and each such Investor, the Group 2 Projects in exchange for the Group 2 Consideration, all on the terms and conditions set forth herein and in accordance with Section 4.7(e).

K.       As of the Effective Date, Master REIT 2 and Master REIT 3 are the owners of 100% of the LLC Interests of Summit Hospitality SubJV, LLC, a Delaware limited liability company (“SubJV”).

L.       Simultaneously with Closing, Master REIT 2 shall contribute the Group 3 Acquired Interests (Newcrest) to SubJV, and Master REIT 3 shall contribute a portion of the Venture Consideration (the “Group 3 Cash Consideration”) to SubJV, and each applicable Investor desires to and shall sell to SubJV, and Sub JV desires to and shall acquire from each applicable Investor, 100% of the LLC Interests in each Group 3 Project Owner owned by each such Investor (the “Group 3 Acquired Interests (Investor)”) for the Group 3 Cash Consideration.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

1.1              Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a)               “Access Agreement” means that certain Access Agreement effective as of September 23, 2021 by and between Newcrest and Summit OP, as amended by that First Amendment to Access Agreement dated as of the Effective Date.

(b)               “Account Cash” means the balances of all cash and securities and other instruments held by a Project Owner (other than a Group 3 Project Owner), including but not limited to any sums held in reserve by a Lender with respect to the Assumed Debt, and deposited, held, or contained in any account, bank, or vault, specifically excluding, however, all Cash-On-Hand and Deposits.

(c)               “Additional Deposit” shall have the meaning set forth in Section 2.5.1.

(d)               “Affiliate” means, when used with reference to a specified Person, any Person directly or indirectly controlling, controlled by (as manager or otherwise), or under common control with the specified Person.

(e)               “Agreement” means this Contribution and Purchase Agreement, including, without limitation, the Schedules and Exhibits hereto, as the same may be amended pursuant to the terms hereof.

(f)                “Allocated Purchase Price” shall have the meaning set forth in Section 2.7.

(g)               “Ancillary Agreements” means the agreements and documents to be executed by Investor and/or Summit, as applicable, at the Closing as expressly required by and specified in this Agreement and, including, without limitation, those set forth on the Exhibits attached hereto.

(h)               “Assignment of Ground Lease” shall have the meaning set forth in Section 4.6.

(i)                 “Assumed Contracts” means, collectively: (i) the Existing Leases; (ii) the Existing Service Contracts; (iii) the Assumed Financial Incentive Agreements, as applicable, (iv) the Ground Leases, and (v) the Equipment Leases.

(j)                 “Assumed Debt” shall have the meaning as set forth in the Recitals.

(k)               “Assumed Financial Incentive Agreements” means those agreements set forth and described on Exhibit H-1, as the same may be amended in accordance with this Agreement, true, correct and complete copies of which have been posted to the Company Diligence Website.

(l)                 “Assumed Project Liabilities” means liabilities accruing from and after the Closing Date pursuant to (a) the Assumed Contracts; (b) the Permitted Encumbrances; (c) the Assumed Debt; and (d) any other obligation, liability, contract or agreement for which Investor has expressly agreed in writing that the Venture or one or more Project Owners shall be obligated or liable following the Closing.

(m)             “Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-Authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(n)               “Balance Sheet Date” shall have the meaning set forth in Section 5.1.10.

(o)               “Books and Records” means all books and records in the possession or control of Investor or the Investor Parties (or, if applicable, those portions of such books and records) that pertain to the Project Owners or the Projects, as applicable.

(p)               “Bookings” shall mean bookings, contracts or reservations for the use or occupancy of guest rooms and meeting and banquet facilities of the Projects.

(q)               “Business Day” means a day other than a Saturday, Sunday or National holiday or state holiday on which federally insured banks and/or the US Post Office are closed in the State of Texas.

(r)                “Cash-On-Hand” means any and all till money and house banks, and any and all money in vending machines, postage meters, pay phones, laundry machines and other cash-operated equipment and all checks, travelers’ checks, and bank drafts paid by guests of the Projects and located at the Property, specifically excluding, however, all Account Cash and Deposits.

(s)                “Casualty and Condemnation Termination Threshold” has the meaning set forth in Section 9.13.1.

(t)                “Claim” means any claim, demand, suit, action, litigation, investigation, arbitration, administrative hearing or other proceedings of any nature.

(u)                “Closing” means the closing of the transactions contemplated by this Agreement.

(v)                “Closing Date” shall have the meaning set forth in Section 4.1.

(w)               “Code” means the Internal Revenue Code of 1986, as amended in effect from time to time or any successor statute thereto, as interpreted by the applicable Treasury Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

(x)               “Column II Adjustments” means the Purchase Price adjustments set forth and described in numeric Column II of Exhibit D attached hereto related to a Terminable Project.

(y)               “Column III Adjustments” means the Purchase Price adjustments set forth and described in numeric Column III of Exhibit D attached hereto.

(z)               “Common Units” means units of partnership interests in Summit OP designated as Common Units pursuant to the Partnership Agreement.

(aa)            “Company Diligence Website” means that certain online data room populated by Newcrest and Investor as of 11:59 p.m. Central time on the date that is two (2) Business Days prior to the Effective Date.

(bb)           “Construction Warranties” means those certain construction warranties for the Projects identified in Exhibits A-16 [Hilton Garden Inn Grapevine] and A-22 [Canopy New Orleans].

(cc)            “Covenants Surviving Termination” means the obligations of Summit or Investor that survive the termination of this Agreement by reason of an express provision set forth in this Agreement.

(dd)           “Cut-Off-Time” means 11:59 p.m. Central time on the day immediately preceding the Closing Date.

(ee)            Data Privacy Requirements” means any Laws applicable to Investor or the Investor Parties that govern the collection, use, access, storage, disclosure, processing or protection of Personal Information, including without limitation, the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq, Breach of Personal Information Notification Act, 73 Pa. Stat. § 2301 et seq, and all implementing Laws.

(ff)              “Data Security Incident” means any confirmed or suspected (i) loss, theft or damage of Personal Information, (ii) unauthorized or unlawful use, access or disclosure of Personal Information, or (iii) any other data security incident requiring notification to any Persons or regulators pursuant to any Data Privacy Requirements.

(gg)           “Debt” means, with respect to any Person, as of any date and time, all obligations of such Person: (i) for borrowed money; (ii) evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) under any interest rate swap, hedging agreement, currency swap, commodity derivatives or other hedging transactions or similar agreements designed to protect against fluctuations in currency values; (iv) to pay the deferred purchase price of assets, goods, services or securities (other than trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business); (v) created or arising under any conditional sale or other title retention agreement (excluding this Agreement and the Required Transfer Documents); (vi) pursuant to any “capital leases,” as such term is understood under GAAP; (vii) to the extent then drawn upon, under any letters or credit, performance bonds, banker’s acceptances, surety bonds or similar instruments; (viii) guarantees or other forms of credit support of obligations described in clauses (i) through (vii) above of any Person; or (ix) accrued interest on any of the foregoing or any prepayment or other similar fees, expenses or penalties on or relating to the prepayment, repayment or assumption of any of the foregoing.

(hh)           “Debt Commitment Letter” means any commitment letter provided to Summit, Master REIT 2, Master REIT 3, the Venture and/or SubJV by a Debt Financing Source (which, for the avoidance of doubt, shall not include a Lender).

(ii)              “Debt Financing Source” means any financing source (other than a Lender) of Summit, Master REIT 2, Master REIT 3, the Venture and/or SubJV with respect to the transactions contemplated by this Agreement.

(jj)              “Deposit” shall mean all deposits under or with respect to Bookings, whether in cash or otherwise.

(kk)           “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule 3.

(ll)              “Due Diligence Period” has the meaning set forth in Section 7.1.

(mm)      “Earnest Money Deposit” shall have the meaning set forth in Section 2.5.1.

(nn)           “Encumbrance” means, with respect to any Project, any (i) lien, mortgage, deed of trust, charge, option, contractual restriction on transfer, security interest, Tax lien, pledge, easement, right of first refusal, covenant, restriction, reservation, conditional sale, title retention arrangement, mechanics’ or materialmen’s liens, prior written assignment or other encumbrance, encroachment or any written agreement to create or confer any of the foregoing, in each case whether arising by written agreement or under any Law or otherwise, and (ii) any warrants, phantom equity, profit participation, calls, preemptive rights, authorized options, subscriptions, convertible or exchangeable securities, or other commitments contingent or otherwise, or similar rights with respect to the Projects or the Subject Interests, as applicable, but specifically excluding the Assumed Debt.

(oo)           “Environmental Law” means any Law relating to pollution or protection of the environment, health, safety or natural resources from Hazardous Materials, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

(pp)           “Equipment Leases” means those equipment leases set forth in the Project Exhibits, true, correct and complete copies of which have been posted to the Company Diligence Website.

(qq)           “ESA” means any environmental site assessment obtained with respect to a Project and delivered to or obtained by Investor. An ESA may sometimes be referred as a “New ESA” which refers to those ESAs obtained by Summit in connection with this Agreement.

(rr)              “Escrow Agent” shall mean Fidelity National Title Insurance Company.

(ss)             “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the SEC’s rules and regulations promulgated thereunder.

(tt)              “Excluded Property” means (i) those claims filed by Investor as noted in the Disclosure Schedule, including all monetary settlements and/or judgments, (ii) as further provided for in Section 9.11, any and all historic tax credits issued by the State of Louisiana for the Project set forth in Exhibit A-22 [Canopy New Orleans] and any Financial Incentives that are not assigned to Summit, and (iii) the key money for Canopy New Orleans.

(uu)             “Existing Franchise Agreements” means, collectively, the franchise agreements identified as an “Existing Franchise Agreement” on each of the Project Exhibits.

(vv)             “Existing Leases” means, collectively, the Leases identified as “Existing Leases” on each of the Project Exhibits, true, correct and complete copies of which have been posted to the Company Diligence Website.

(ww)           “Existing Management Agreements” means, collectively, the management agreements with respect to each Project between a Project Owner and Existing Manager.

(xx)               “Existing Manager” means NewcrestImage Management, LLC, a Delaware limited liability company.

(yy)             “Existing Service Contracts” means, collectively, the Service Contracts identified as “Existing Service Contracts” on each of the Project Exhibits.

(zz)               “Financial Crimes Compliance Laws” shall have the meaning set forth in Section 5.2.5.

(aaa)            “Financial Incentives” shall have the meaning set forth in Section 9.11.

(bbb)           “Financial Statements” shall have the meaning set forth in Section 5.1.10.

(ccc)            “Formation Document” shall mean the certificate of formation, articles of organization or other document that is filed in the state of formation in order to initially form and create the limited liability company in question, including all amendments thereto.

(ddd)           “Franchise Agreement” means any new agreement between a Group 3 Project Owner or Summit (or its Affiliate) and a hotel franchisor or licensor to be executed and delivered at the Closing, and any amendment, side letter, reservations agreement, technical services agreement or similar agreement relating to any Project executed and delivered therewith.

(eee)            “Fundamental Representations” means the representations and warranties of (i) Newcrest and/or the Investor Parties contained in Sections 5.1.10, 5.1.11, 5.2.1 through and including 5.2.7, 5.3.1, 5.3.2, 5.3.5, 5.3.7, 5.3.9, 5.3.10 and 5.3.14, and (ii) of Summit contained in Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.7, 6.9, 6.10, 6.11, 6.12 and 6.13.

(fff)              “GAAP” means generally accepted accounting principles, consistently applied.

(ggg)          “Governing Document” shall mean the limited liability company agreement or operating agreement which has been executed by the member(s) and (if applicable) manager(s) in order to govern the operations of the limited liability company in question, including all amendments thereto.

(hhh)           “Group 1 Consideration” shall have the meaning set forth in Section 2.6.1.

(iii)               “Group 1 Project Owner” shall have the meaning set forth in the Recitals.

(jjj)               “Group 1 Projects” shall have the meaning set forth in the Recitals.

(kkk)            “Group 2 Consideration” shall have the meaning set forth in Section 2.6.2.

(lll)               “Group 2 Project Owner” shall have the meaning set forth in the Recitals.

(mmm)         “Group 2 Projects” shall have the meaning set forth in the Recitals.

(nnn)           “Group 3 Cash Consideration” shall have the meaning set forth in the Recitals.

(ooo)           “Group 3 Consideration” shall mean the Group 3 Newcrest Consideration and the Group 3 Cash Consideration.

(ppp)           “Group 3 Newcrest Consideration” means the Common Units, Series Z Preferred Units and the applicable portion of the Assumed Debt related to the Group 3 Projects received in exchange for the Group 3 Acquired Interests (Newcrest).

(qqq)           “Group 3 Project Owner” shall have the meaning set forth in the Recitals.

(rrr)              “Group 3 Projects” shall have the meaning set forth in the Recitals.

(sss)            “Group 3 Acquired Interests (Investor)” shall have the meaning set forth in the Recitals.

(ttt)              “Group 3 Acquired Interests (Newcrest)” shall have the meaning set forth in the Recitals.

(uuu)           “Ground Lease” shall mean each Ground Lease listed in Exhibits A-14 [Embassy Suites Amarillo], A-16 [Hilton Garden Inn Grapevine] and A-22 [Canopy New Orleans], complete copies of which have been posted to the Company Diligence Website. For the avoidance of doubt, the Ground Lease related to the Projects described on Exhibits A-11 [Holiday Inn Express Grapevine] and A-7 [Springhill Suites Dallas] will be terminated on or prior to the Closing in accordance with the terms and conditions set forth in this Agreement.

(vvv)           “Ground Lease Consent” means the acknowledgement of the Ground Lessor (namely, Amarillo Local Government Corporation) of the assignment of the Ground Lease for the Project described on Exhibit A-14 [Embassy Suites Amarillo] to Summit pursuant to the Assignment of Ground Lease for such Project, in form and substance attached to or required by the Ground Lease or otherwise as reasonably acceptable to Summit; and for the avoidance of doubt, the Parties acknowledge and agree that no Ground Lease Consent is required for the Projects described on Exhibit A-23 [Canopy New Orleans] and Exhibit A-16 Hilton Garden Inn Grapevine].

(www)         “Ground Lease Estoppel” has the meaning set forth in Section 9.15.6.

(xxx)            “Ground Lessor” means each landlord or ground lessor with respect to a Ground Lease listed in Exhibits A-14 [Embassy Suites Amarillo], [A-16] [Hilton Garden Inn Grapevine] and [A-22] [Canopy New Orleans].

(yyy)           “Hazardous Materials” means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, toxic mold, and polychlorinated biphenyls and (ii) any other chemicals, materials or substances that are regulated as to disposal, storage, use or quantity or identified as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law, expressly excluding chemicals, materials or substances used in connection with the operation and/or maintenance of the Projects consistent with past practice and in amounts that are permitted under Environmental Law.

(zzz)            “Historic Tax Credit Documents” means, collectively, any and all documents evidencing, securing or otherwise relating to the Historic Tax Credits.

(aaaa)          “Historic Tax Credits” means any and all federal, state or local historic rehabilitation tax credits relating to any Historic Tax Credit Project.

(bbbb)        “Historic Tax Credit Projects” means (i) AC Houston, (ii) Springhill Suites/Town Place Suites New Orleans, (iii) Canopy New Orleans, and (iv) AC/Residence Inn Dallas.

(cccc)          “Hotel or Hotels” means each of the Hotels described in the Project Exhibits.

(dddd)        “Impositions” means, for each of the Projects, all real estate and personal property taxes, assessments, excises and levies (and any associated interest, costs or penalties), general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature, that are at any time assessed, levied, charged or imposed on, or with respect to all or any portion of the Projects, or the sidewalks, streets or alley ways adjacent thereto, as appropriate, or the ownership, use, occupancy or enjoyment thereof.

(eeee)          “Initial Deposit” shall have the meaning set forth in Section 2.5.1.

(ffff)            “Intangible Personal Property” means (i) all intangible property owned in connection with such Project, including without limitation, (A) permits, licenses and other governmental approvals; (B) all Books and Records, including tenant files; (C) all drawings, surveys, plans and specifications with respect to such Project; (D) all URLs, domain names and telephone numbers associated with the operation of such Project; (E) all names associated with each Project (if any); (F) all goodwill; and (G) any Assumed Contracts existing with respect to such Real Property; and (ii) all guaranties, warranties, indemnities and agreements from contractors, subcontractors, vendors and suppliers regarding their performance, quality of workmanship and quality of materials supplied in connection with the construction, manufacture, development, installation and operation of the Real Property at the Projects.

(gggg)        “Intellectual Property Rights” means all of the following: (a) trademarks, service marks, trade dress, trade names, slogans, logos, business names and corporate names (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith; (b) copyrights, works and waivers of moral rights; (c) trade secrets, inventions, improvements, specifications, designs, formulae, techniques, customer lists, technical data and manuals, and research and development information; (d) domain names, website content and social media accounts; and (e) registrations, applications and renewals, and any corresponding rights, for any of the foregoing.

(hhhh)         “Interim Liquor Agreement” has the meaning set forth in Section 9.10.

(iiii)              “Investor,” “Investor Party” and “Investor Parties” means, individually and/or collectively, as the context may require, Newcrest, each Project Owner, and, as applicable, each intervening ownership tier on the Ownership Chart solely with respect to the Group 3 Projects and the Group 3 Project Owners, and each lessor or lessee which is an affiliate of a Project Owner (or its Affiliates), including, without limitation, each master tenant and each master subtenant.

(jjjj)              “Investor Deliveries” has the meaning set forth in Section 4.6.

(kkkk)          “Key Money” shall have the meaning set forth in Section 9.11.

(llll)              “Key Money Obligations” means those key money repayment obligations in the approximate amounts and for those certain Projects described on Exhibit H-2 attached hereto and made a part hereof, which Key Money Obligations arise pursuant to certain Existing Franchise Agreements and will be included as part of any Franchise Agreement required to be delivered at Closing.

(mmmm)      “Knowledge of Investor” or “Investor’s Knowledge” means the actual knowledge of Mehul Patel, Yogi Patel, Chirag Patel and David Perel, but without inquiry, imputation or investigation of any other Person, it being understood that the identification of each such individual shall not result in or subject such individual to, any personal liability on the part of such individual for any matter, Claims or Liabilities arising pursuant to this Agreement, including, without limitation, resulting from a breach or asserted breach of any Investor Warranties.

(nnnn)         “Knowledge of Summit” or “Summit’s Knowledge” means the actual knowledge of Jack Cantele, Emery Jansen, Adam Wudel, Craig Aniszewski, Jon Stanner and William Conkling, but without inquiry, imputation or investigation of any other Person, it being understood that the identification of each such individual shall not result in or subject such individual to, any personal liability on the part of any such individual for any matter, Claims or Liabilities arising pursuant to this Agreement, including, without limitation, resulting from a breach or asserted breach of any representation or warranty of Summit contained herein or in the Required Transfer Documents.

(oooo)         “Law” means any federal, state, local or foreign statute, law (including common law), ordinance, regulation, rule, code, order, judgment or decree, and any judicial or administrative interpretation thereof, and any other requirement or rule of law, including, without limitation, zoning and building codes.

(pppp)         “Leases” means, for each Project, all of the following: (i) all leases, licenses or other occupancy agreements permitting any Person the right to use or occupy any portion of a Project; (ii) all guaranties with respect thereto, but excluding any Ground Lease; and (iii) all modifications, amendments, supplements and extensions of any of the foregoing as of the Effective Date.

(qqqq)         “Lender” shall have the meaning set forth in the Recitals.

(rrrr)             “Lender Designated Sections” means Sections 11.14, 11.21 and 11.22.

(ssss)          “Loan” shall have the meaning set forth in the Recitals.

(tttt)           “Loan Assumption Agreement” means that certain Assumption Agreement between Investor, Summit and the applicable Lender, whereby Investor assigns, and Summit assumes, the Assumed Debt, and the applicable Lender consents to the foregoing.

(uuuu)        “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law.

(vvvv)         “Liquor Licenses” has the meaning set forth in Section 9.10.

(wwww)      “Liquor Licensee” has the meaning set forth in Section 9.10.

(xxxx)           “LLC Interests” means, collectively, as to any referenced limited liability company, all of the following: (i) all of the limited liability company membership interests or other equity interests of in and to such limited liability company; (ii) any rights in, to or under the applicable Formation Document of such limited liability company; (iii) any rights to any share of the profits, losses and capital of such limited liability company; (iv) all rights under the Governing Document of the limited liability company, including all rights to vote and give approvals, consents, decisions and directions and exercise any other similar right with respect to the limited liability company; (v) all claims, powers, privileges, benefits, options or rights of any nature whatsoever which currently exist or may be issued or granted by such limited liability company to a member of the limited liability company; (vi) any limited liability company certificates or other certificates or instruments evidencing any rights of membership in the limited liability company; (vii) rights to any distributions (whether in cash or in kind) and all interest in all proceeds of partial or total liquidation or dissolution, or any recapitalization, reclassification of capital, or reorganization or reduction of capital, or otherwise with respect to such limited liability company; (viii) all proceeds (including claims against third parties), products and accessions of the foregoing; (ix) all replacements and substitutions of the foregoing; and (x) all other rights appurtenant to the interests described in foregoing clauses (i) through (ix).

(yyyy)         “Losses” means, with respect to any Person, any and all losses, Liabilities, damages, Claims, awards, judgments, orders, costs and expenses actually suffered or incurred by such Person, but not including consequential, indirect, special or punitive damages or lost profits.

(zzzz)          “Management Agreement” means any agreement between a Project Owner and a Project Manager, excluding the Existing Management Agreements.

(aaaaa)        “Master REIT 2” shall have the meaning set forth in the Recitals.

(bbbbb)       “Master REIT 3” shall have the meaning set forth in the Recitals.

(ccccc)        “Material Adverse Effect” means any matter, circumstance or condition that has or is likely to have a material and adverse effect on the current use (as a hotel), zoning rights (including, without limitation, parking), operation of or access to, a Project, and with respect to litigation only for the purpose of Section 5.1.2, resulting in a claim in excess of Five Million and 00/100 Dollars ($5,000,000.00), provided, that for the avoidance of doubt, in connection with Section 4.2.1, in the event that Investor is unable to update the representation in accordance with Section 5.1.2 on the Closing Date, then, subject to Sections 3.3 and 9.14, such claim shall not give Summit the right to terminate the Agreement.

(ddddd)       “Newcrest” shall have the meaning set forth in the Recitals.

(eeeee)        “New Operating Lease” shall have the meaning set forth in the Recitals.

(fffff)            “Owner’s Affidavit” has the meaning set forth in Section 4.6(k).

(ggggg)      “Ownership Chart” means the chart attached hereto as Schedule 4, true, correct and complete copies of which have been posted to the Company Diligence Website.

(hhhhh)      “Partnership Agreement” means the First Amended and Restated of Limited Partnership of Summit OP, dated February 14, 2011, as amended through August 11, 2021.

(iiiii)             “PCA” means any property condition assessment obtained with respect to a Project and delivered to or obtained by Summit. A PCA may sometimes be referred as a “New PCA” which refers to those PCAs obtained by Summit in connection with this Agreement and listed on the Project Exhibits.

(jjjjj)             “Permit” means any permit, license, franchise, approval, authorization, registration, certificate, variance or similar right obtained, or required to be obtained, from Authorities in connection with the use, ownership and/or enjoyment of the Projects.

(kkkkk)        “Permitted Encumbrances” means, for each Project, all of the following: (i) those exceptions identified on Schedule B of the Title Commitments; (ii) building restrictions and zoning and other regulations, resolutions and ordinances and any amendments thereto in effect on the Closing Date, but not any existing violations; (iii) the rights of a Ground Lessor with respect to a Ground Lease, (iv) any and all matters shown on any Survey or visible from an inspection of the land, (v) rights of Tenants under Existing Leases, and (vi) real estate taxes which are a lien not yet due and payable, as reflected on the Title Policies.

(lllll)             “Person” (whether the initial letter of the word is capitalized or in lower case type) means any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

(mmmmm)   “Personal Information” means any information about an identifiable individual or as otherwise defined by applicable Data Privacy Requirements.

(nnnnn)      “Personal Property” means, for each Project, all of the following: all fixtures, equipment, vehicles, and other personal property, owned or leased, located on or in the Real Property associated with such Project and used for the operation of such Real Property.

(ooooo)      “Pre-Closing Entity Taxes” means all Taxes of the Group 3 Project Owners relating to the ownership and use of the Project Owners and the Projects for any Pre-Closing Tax Period other than any real estate and personal property taxes and assessments relating to the Projects. In any case where applicable Law does not permit a Group 3 Project Owners to treat the Closing Date as the last day of the Tax period, the amount of such Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall: (a) in the case of such Taxes imposed on a periodic basis with respect to the business or assets of the Group 3 Project Owners, be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) in the case of such Taxes that are based upon or related to income or receipts (including any income Taxes), be deemed to be equal to the amount that would be payable for the Tax period ending on the Closing Date.

(ppppp)      “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

(qqqqq)      “Project” means each of, and “Projects” shall mean all of, the hotel projects identified as a “Project” on each of the Project Exhibits.

(rrrrr)            “Project Documents” means (a) the Assumed Contracts and (b) the Project Owner Organizational Documents.

(sssss)        “Project Exhibits” means, collectively EXHIBIT A-1 through EXHIBIT A-25 to this Agreement.

(ttttt)           “Project Manager” means any Person other than a Project Owner that provides property management agreement services in connection with a Project pursuant to a Management Agreement. Aimbridge Hospitality, a Delaware limited liability company, (or an Affiliate thereof) will be the Project Manager from and after the Closing Date.

(uuuuu)      “Project Owner” shall have the meaning set forth in the Recitals.

(vvvvv)      “Project Owner Organizational Documents” means the Formation Documents and Governing Documents for each Group 3 Project Owner.

(wwwww)   “Property” means, for each project, the (i) Real Property, (ii) Personal Property and (iii) Intangible Personal Property, but expressly excluding the Excluded Property.

(xxxxx)          “Proprietary Information” has the meaning set forth in Section 9.1.

(yyyyy)      “Proration Date” has the meaning in Section 3.1.2.

(zzzzz)          “Proration True-Up Period” has the meaning set forth in Section 3.1.2.

(aaaaaa)      “Purchase Price” means the Group 1 Consideration, the Group 2 Consideration and the Group 3 Consideration.

(bbbbbb)          “PZR” means any zoning report obtained with respect to a Project and delivered to Investor via the Company Diligence Website. A PZR may sometimes be referred as a “New PZR” which refers to those PZRs (if any) obtained by Summit in connection with this Agreement.

(cccccc)            “Real Property” means, in relation to a Project: (i) the land set forth in the legal description for such Project as contained in the Title Commitment and Survey for such Project, and all easements, rights (including development, air, mineral and water rights) and appurtenances to such land which are Permitted Encumbrances; and (ii) all improvements constructed on or under such land as of the Closing Date, including all buildings, parking areas, drive aisles, truck courts, drainage facilities and underground utility installations.

(dddddd)          “REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

(eeeeee)            “Required Transfer Documents” means, collectively, any and all of the documents identified specifically as “Required Transfer Documents” on the Project Exhibits.

(ffffff)                “SEC” means the United States Securities and Exchange Commission.

(gggggg)          “Securities Act” means the Securities Act of 1933, as amended, and the SEC’s rules and regulations promulgated thereunder.

(hhhhhh)          “Series Z Preferred Units” means units of partnership interests in Summit OP designated as 5.25% Series Z Cumulative, Perpetual, Preferred Units (Liquidation Preference $25 Per Unit).

(iiiiii)                  “Service Contracts” means all service, maintenance, operating, utility and other contracts necessary for the operation, repair or maintenance of a Project.

(jjjjjj)                  “Settlement Statement” means a settlement statement, in a form approved by each of Summit, Newcrest, Investor and the Title Company, reflecting the flow of funds required by the Title Company to close the transaction and issue the Title Policies.

(kkkkkk)            “Straddle Period” means any Tax period that begins prior to, and ends after, the Closing Date.

(llllll)                   “Subject Interests” means, collectively, all of the LLC Interests in and to each of the Group 3 Project Owners.

(mmmmmm)      “SubJV” shall have the meaning set forth in the Recitals.

(nnnnnn)           “Summit” shall have the meaning set forth in the Recitals.

(oooooo)          “Summit Deliveries” has the meaning set forth in Section 4.6.

(pppppp)          “Summit OP” shall have the meaning set forth in the Recitals.

(qqqqqq)           “Summit’s Designee” has the meaning set forth in Section 7.1.

(rrrrrr)                “Summit’s Expense Reimbursement” has the meaning set forth in Section 4.3.1.

(ssssss)            “Summit REIT” has the meaning set forth in Section 4.7(h).

(tttttt)                “Summit’s Representatives” has the meaning set forth in Section 7.1.

(uuuuuu)          “Survey” means the Survey for each Project obtained and approved by Summit in connection with this Agreement.

(vvvvvv)          “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any federal, state, local or foreign governmental or taxing authority, including, without limitation, real estate taxes, special district taxes, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, occupancy, personal property, intangible property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; and any deficiency, interest or penalty imposed with respect to any of the foregoing.

(wwwwww)      “Tax Incentive Projects” means those Projects listed on Exhibit H for which the Financial Incentives and/or Key Money may be assigned to Summit at Closing in accordance with Section 9.1.

(xxxxxx)              “Tax Return” means any return, form or other report required to be filed with respect to Taxes, including any declaration of estimated tax and information return.

(yyyyyy)         “Tenants” means the tenants pursuant to the Leases.

(zzzzzz)             “Tenth Amendment” means the Tenth Amendment to the First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP, in the form mutually agreed-to by the Parties on or about the Effective Date.

(aaaaaaa)          “Termination Notice” has the meaning set forth in Section 7.1.

(bbbbbbb)        “Terminable Project” has the meaning set forth in Section 3.3.

(ccccccc)          “Terminable Project Adjusted Purchase Price” means the numeric Column II Adjustments and numeric Column III Adjustments, shown for each Project on the attached Exhibit D, which shall reduce the Purchase Price in the event a Project becomes a Terminable Project in accordance with Section 3.3.

(ddddddd)       “Title Commitment” means the Title Commitment for each Project issued by the Title Company, as each such Title Commitment is identified on the Project Exhibits.

(eeeeeee)         “Title Company” means (i) with respect to the Projects located in Texas, Colven, Tran & Meredith, P.C., as an agent for Title Partners, LLC, (ii) with respect to the Projects located in Oklahoma, Chicago Title Oklahoma Co., and (iii) and with respect to the Projects located in Louisiana, Bienville Title Insurance Agency, Inc.

(fffffff)              “Title Policy” or “Title Policies” means the policy or policies of title insurance for each Project to be issued by the Title Company effective as of the Closing Date, in a form the Title Company irrevocably commits in writing to issue prior to expiration of the Due Diligence Period. The Parties agree that any condition to Closing regarding the issuance of the Title Policy shall be satisfied if, subject to Summit’s rights and remedies herewith with respect to intervening liens, the Title Company issues or commits to issue the Title Policy in the form it commits to issue during the Due Diligence Period.

(ggggggg)       “Treasury Regulations” means the permanent and temporary Treasury Regulations and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

(hhhhhhh)       “Venture” shall have the meaning set forth in the first paragraph of this Agreement.

(iiiiiii)                “Venture Contribution” shall have the meaning set forth in the Recitals.

(jjjjjjj)                “WARN Act” shall mean, collectively, all federal, state and local plant closing laws, including the Worker Adjustment Retraining and Notification Act (29 U.S.C. § 2101, et seq.), as amended.

ARTICLE II
CONTRIBUTIONS AND PURCHASE

2.1           Sale of the Subject Interests by Summit. Subject to the provisions hereof, on the Closing Date:

2.1.1        Newcrest and each applicable Investor shall (or shall cause the Group 1 Project Owners to) contribute a fee simple interest in each of the Group 1 Projects to Summit in exchange for the Group 1 Consideration;

2.1.2        Each applicable Investor shall contribute the Group 3 Acquired Interests (Newcrest) to Summit in exchange for the Group 3 Newcrest Consideration;

2.1.3        Summit shall contribute the Group 1 Projects and the Group 3 Acquired Interests (Newcrest) to Master REIT 2;

2.1.4        Summit shall contribute Master REIT 2 and simultaneously with the contribution of the Venture Contribution to the Venture and the Venture will, in turn, contribute the Venture Contribution to Master REIT 3;

2.1.5        Each applicable Investor shall (or shall cause the Group 2 Project Owners to) sell a fee simple interest in each of the Group 2 Projects to Master REIT 3 in exchange for the Group 2 Consideration;

2.1.6        Master REIT 3 shall contribute the Group 3 Cash Consideration and Master REIT 2 shall contribute the Group 3 Acquired Interests (Newcrest) to SubJV; and

2.1.7        Each applicable Investor shall sell the Group 3 Acquired Interests (Investor) to SubJV in exchange for the Group 3 Cash Consideration.

2.2           Required Transfer Documents. The Required Transfer Documents to be executed and delivered on the Closing Date are set forth on the Project Exhibits.

2.3           Federal Income Tax Treatment.

2.3.1        The Parties agree that, for federal income tax and any applicable state income tax purposes, the transactions contemplated by this Agreement and the First Amendment to Venture Agreement shall be treated as follows: (i) a contribution by each applicable Investor (for itself or on behalf of each applicable Project Owner) of the Group 1 Projects to Summit in exchange for the Group 1 Consideration pursuant to Section 721 of the Code; (ii) a contribution by Newcrest of the Group 3 Acquired Interests (Newcrest) to Summit in exchange for the Group 3 Newcrest Consideration pursuant to Section 721 of the Code; (iii) a contribution by Summit of the Group 1 Projects and the Group 3 Acquired Interests (Newcrest) to Master REIT 2 pursuant to Section 351 of the Code; (iv) immediately after the contributions to be made pursuant to Sections 2.3.1(i)-(iii) and simultaneously with each other (a) a contribution by Summit of Master REIT 2 to the Venture pursuant to Section 721 of the Code; and (b) a contribution of the Venture Contribution to the Venture pursuant to Section 721 of the Code; (v) a contribution by the Venture to Master REIT 3 of the Venture Contribution pursuant to Section 351 of the Code; (vi) a taxable purchase of the Group 2 Projects by Master REIT 3 from the Group 2 Project Owners in exchange for the Group 2 Consideration; (vii) immediately after the transactions to be made pursuant to Sections 2.3.1(iv)-(vi), and simultaneously with each other, (a) a contribution of the Group 3 Cash Consideration from Master REIT 3 to SubJV pursuant to Section 721 of the Code and (b) a contribution of the Group 3 Acquired Interests (Newcrest) pursuant to Section 721 of the Code; and (viii) a taxable purchase of the Group 3 Acquired Interests (Investor) by SubJV from each applicable Investor in exchange for the Group 3 Cash Consideration in a transaction described in Rev. Rul. 99-6, Situation 1.

2.3.2        No party shall take any action or filing position inconsistent with this Section 2.3 unless otherwise required by law in a proceeding of final determination.

2.4           Acknowledgement. The Investor hereby acknowledges and agrees that the transactions contemplated by this Agreement will not cause a violation of Section 2.08(b) of the Venture Agreement.

2.5           Earnest Money Deposit.

2.5.1        Within two (2) Business Days of the Effective Date, the Venture shall cause Master REIT 3 to deliver to Escrow Agent, in escrow, the amount of Six Million and 00/100 Dollars ($6,000,000.00) (the “Initial Deposit”), by wire transfer of immediately available funds, pursuant to Escrow Agent’s wire instructions set forth on Schedule 2.8 attached hereto and made a part hereof. On or before the expiration of the Due Diligence Period, provided, that Summit desires to proceed with the transaction and this Agreement is not terminated, the Venture shall cause Master REIT 3 to deliver to Escrow Agent, in escrow, the amount of Six Million and 00/100 Dollars ($6,000,000.00), by wire transfer of immediately available funds, pursuant to Escrow Agent’s wire instructions (the “Additional Deposit”; together with the Initial Deposit and any interest accrued thereon, the “Earnest Money Deposit”). The Earnest Money Deposit shall be held and disbursed by Escrow Agent in accordance with this Agreement. This provision shall survive the termination of this Agreement. 2.5.2 The Earnest Money Deposit shall be held by the Escrow Agent pursuant to this Agreement in a separate, interest-bearing account with a federally insured commercial bank or other financial institution mutually acceptable to Summit and Investor, as security for Summit’s performance of its obligations under this Agreement. The Earnest Money Deposit shall not be withdrawn from such account unless and until it is to be delivered to Investor or Summit pursuant to the provisions of this Agreement. Any interest earned on the Earnest Money Deposit shall be delivered to the party receiving the Earnest Money Deposit.2.5.3 At the Closing, the Earnest Money Deposit and the interest earned thereon shall be paid to Investor and the Earnest Money Deposit shall be credited as partial payment of the Purchase Price.

2.6           Consideration.

2.6.1        The Group 1 Projects will be contributed to Summit OP in exchange for an aggregate value of $369,000,000 consisting of 15,314,494 Common Units, the applicable cash proceeds and the assumption by Summit of the Assumed Debt applicable to the Group 1 Projects (the “Group 1 Consideration”). For purposes of calculating amounts of cash in this Section 2.6.1 and in Section 2.6.3, each Common Unit shall be deemed to have a value of $10.0853 and each Series Z Preferred Unit shall be deemed to have a value of $25.00.

2.6.2        The Group 2 Projects will be sold to Master REIT 3 in exchange for an aggregate value of $184,000,000 consisting cash less the amount of the Assumed Debt applicable to the Group 2 Projects (the “Group 2 Consideration”).

2.6.3        The Group 3 Project Owners will be contributed in part, and sold in part, to Summit and SubJV in exchange for an aggregate value of $269,000,000 consisting of 550,180 Common Units, 2,000,000 Series Z Preferred Units, and the remainder in cash and the amount of the Assumed Debt applicable to the Group 3 Projects.

Provided, however, that if any Project is removed from this Agreement pursuant to the terms of Section 3.3 hereof, the amount of consideration attributable to the applicable group shall be reduced in a manner agreed to by the Parties, taking into account the allocation of consideration among the Projects within such group. Notwithstanding anything to the contrary contained in Section 8.04(a) of the Partnership Agreement, Investor shall be entitled to exercise the Common Unit Redemption Right (as defined in the Partnership Agreement) with respect to (i) 991,542 Common Units at any time after a registration statement with respect to the shares of Summit REIT common stock issuable upon redemption of such Common Units in accordance with Section 8.04 of the Partnership Agreement becomes effective in accordance with the Securities Act and (ii) 14,873,132 Common Units at any time after the date that is six (6) months after the Closing Date.

2.7           Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Projects as set forth in Exhibit D (each, an “Allocated Purchase Price”), which Schedule shall also reflect the amount of (i) the Assumed Debt, (ii) the value attributable to the cash consideration, and the value attributable to the common and preferred units, all subject to adjustment as further provided for herein. If and to the extent necessary, the Parties also agree that the Allocated Purchase Price for each Project will be further allocated between the real property and the personal property for each such Project, solely for purposes of calculating any sales or documentary stamp or similar transfer taxes at the Closing. The provisions of this Section 2.7 shall survive the Closing. For the avoidance of doubt, the Parties agree to allocate the Group 2 Consideration and the Group 3 Cash Consideration among the Group 2 Projects and the portion of the Group 3 Projects represented by the Group 3 Acquired Interests (Investor), respectively, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state or local laws).

ARTICLE III
PRORATIONS AND EXPENSES

3.1           Adjustments and Prorations.

3.1.1        Certain items of income and expense in respect of the Projects shall be prorated (on a per diem basis) or adjusted between Summit and Investor as of the Cut-Off Time. For purposes of these prorations and adjustments, except as otherwise expressly set forth in this Article 3, all items of income and expense of each Project with respect to the period prior to the Cut-Off Time shall be for the account of Investor, and all items of income and expense of each Project with respect to the period after the Cut-Off Time shall be for the account of Summit. The items to be prorated and methods to calculate such prorated amounts are set forth in Schedule 3.1 attached hereto and made a part hereof, and shall be reflected on the Settlement Statement.

3.1.2        Not later than five (5) Business Days prior to the Closing Date (the “Proration Date”), Escrow Agent shall prepare, and promptly thereafter Summit, Newcrest and Investor shall jointly agree upon, the Settlement Statement that shows the net amount due either to Summit, on the one hand, or Newcrest and Investor, on the other hand, as the result of the adjustments and prorations provided for in this Section 3.1.2 and Schedule 3.1 of this Agreement, and such net due amount shall be added to or subtracted from the cash balance of the Purchase Price to be paid by Summit to Investor at the Closing, as applicable. Within one hundred eighty (180) days after the Closing Date, Summit and Investor shall true-up such adjustments and prorations, as necessary, and jointly agree to the final determination of such adjustments and prorations provided for in Section 3.1.1 and setting forth any items that are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Summit or Investor, if any, by reason of adjustments to the Settlement Statement, shall be paid in cash by the party obligated therefor within five (5) Business Days following that party’s receipt of the mutually approved final Settlement Statement pursuant to this Section 3.1.2. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Projects during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

3.1.3        This Section 3.1 shall survive the Closing until fully performed in accordance with its terms.

3.2           Expenses. In connection with the Closing:

3.2.1        Except as otherwise provided in this Section 3.2, the Parties shall share and apportion all of the costs and expenses associated or incurred in connection with the transfer of the Projects and the Subject Interests (including, without limitation, transfer taxes, title and escrow fees, recordation, transfer, stamp and similar taxes, title premiums and endorsement costs (including non-imputation), and survey costs) in accordance with local custom, and in the absence of local custom, such costs and expenses shall be shared equally by the Parties unless otherwise mutually agreed by the Parties. For the purposes of this Section 3.2.1, the Parties agree that the local custom in each State where a Project is located is as follows: (i) in Texas, Investor is responsible for all of the foregoing costs, except that purchaser is responsible for recordation and filing fees (other than any and all costs associated with the recordation of documents necessary to remove liens and other encumbrances which are the responsibility of seller, but including recordation of any Assignment of Ground Lease), (ii) in Oklahoma, the foregoing costs are shared equally, except that seller is responsible for all transfer taxes, and (iii) in Louisiana, the purchaser is responsible for all of the foregoing costs, except that Investor is responsible for all transfer taxes payable in Orleans Parish and any and all costs associated with the recordation of documents necessary to remove liens and other encumbrances (including without limitation the recordation of the Assignment of Ground Lease) and Purchaser is responsible for any double or increased transfer taxes resulting from the stepped nature of the transaction as described in the Recitals hereto.

3.2.2        Summit shall pay all costs of any third party investigative reports obtained during the Due Diligence Period, and the fees and expenses of Summit’s legal counsel related to the preparation and negotiation of this Agreement and the Required Transfer Documents. Summit shall also pay any and all costs and expenses (including the reasonable fees of consultants hired pursuant to Section 4.1 below) related to any required defeasance or yield maintenance or other prepayment penalties or fees in connection with the Courtyard Amarillo and Holiday Inn Express Grapevine.

3.2.3        Investor shall pay the fees and expenses of Investor’s legal counsel related to the preparation and negotiation of this Agreement and the Required Transfer Documents, and all of Investor’s advisory and consultant fees and expenses.

3.2.4        This Section 3.2 shall survive the Closing.

3.3           All or Nothing Transaction.

3.3.1        Summit acknowledges and agrees that Investor would not execute and deliver this Agreement or agree to provide to Summit the exclusivity provided in Section 11.17 below without Summit’s covenant and agreement to acquire all of the Projects. Consequently, subject to this Section 3.3, Summit will, if Summit elects to proceed to Closing following expiration of the Due Diligence Period, acquire all of the Projects; provided, however, notwithstanding the foregoing or anything to the contrary herein, Summit may terminate this Agreement as to a specific Project in accordance with this Section 3.3 only if (a) a condemnation is reasonably expected to have a Material Adverse Effect on such Project, or (b) (1) the cost to repair the damage or (2) the condemnation claim, in each case, is reasonably estimated to equal or exceed the Casualty and Condemnation Termination Threshold pursuant to the terms and provisions of Section 9.14 (each a “Terminable Project”); provided, that if Summit elects to terminate this Agreement as to a specific Project that is part of one of the following campuses, then Summit shall be deemed to have elected to terminate this Agreement as to all Projects that are part of each such campus: (A) Grapevine – Hilton Garden Inn and Courtyard/TownePlace Suites, (B) Dallas Downtown – Hampton Inn & Suites, AC/Residence Inn and Dallas Parking Garage, (C) Frisco – AC/Residence Inn, Canopy and Frisco Parking Garage, and (D) Oklahoma City Bricktown – AC and Hyatt Place. If Summit elects to terminate this Agreement with respect to a Terminable Project pursuant to this Section 3.3, Summit will terminate the Agreement (with respect to such Project) by delivery to Investor and Escrow Agent of written notice of termination, and at the Closing the Purchase Price will be reduced by the Terminable Project Adjusted Purchase Price in accordance with the Column II Adjustments.

3.3.2        In addition, if the condition described in Section 9.11 related to the Tax Incentive Projects is not satisfied by the Closing Date, then, (i) solely with respect to Embassy Suites Amarillo (i.e., the Project reflected on Exhibit A-14), Investor shall have the right, in its sole discretion, to, upon delivery of written notice to Summit delivered no later than three (3) Business Days prior to the Closing Date, (a) terminate this Agreement as to Embassy Suites Amarillo for the Purchase Price adjusted as shown in the Column II Adjustments, or (b) force the sale of Embassy Suites Amarillo for the Purchase Price shown in the Column III Adjustments, (ii) solely with respect to Hilton Garden Inn Grapevine (i.e., the Project reflected on Exhibit A-16), if the Financial Incentives cannot be assigned to Summit at Closing in accordance with Section 9.1, Summit shall be obligated to close on Hilton Garden Inn Grapevine for the Allocated Purchase Price shown in numeric Column I on Exhibit D, and (iii) with respect to the other Tax Incentive Projects, if and to the extent the Financial Incentives and/or Key Money cannot be assigned to Summit at Closing in accordance with Section 9.1, Summit shall close such Tax Incentive Projects for the Purchase Price adjusted as shown in the Column III Adjustment.

ARTICLE IV
conditions to CLOSING; closing DELIVERIES

4.1           Closing. Subject to the terms of this Agreement, the Closing shall take place through an escrow arrangement with Escrow Agent on or before January 13, 2022, time being of the essence (the “Closing Date”), provided, that, (i) if legislation is passed prior to the Closing Date allowing for more favorable ownership of the Projects in part with capital contributions from Historic Tax Credits, as further described in Section 9.11, by REITs, then Summit shall have a one-time right to extend the Closing Date for up to fifteen (15) days in order to restructure the transactions contemplated hereby to preserve such Historic Tax Credits and effectuate the assignment and assumption of the (or entering into new) Historic Tax Credit Documents; and any cost savings in connection with the foregoing restructure shall be shared equally by the Parties, provided, that, for the avoidance of doubt, Investor shall have no right to any tax credits, benefits or savings relating to the Historic Tax Credits from and after the Closing Date; (ii) if the condition in Section 4.6(h) is not satisfied (or waived in writing) prior to, or shall not be satisfied simultaneously with the Closing Date; (iii) should any of the conditions described in Sections 4.2 or 4.4 (other than Sections 4.2.2, 4.4.3 and 4.4.4) not be satisfied (or waived in writing by the Party in whose favor the condition runs), then in the case of clause (i) Summit, or in the case of clause (ii) or (iii) either Party, by written notice to the other Party given no later than the date which is two (2) Business Days prior to the Closing Date, may extend the Closing Date for up to fifteen (15) days; (iv) if the Project described in Exhibit A-22 [Canopy New Orleans] has not been completed, as evidenced by (A) a certificate of occupancy (or its equivalent) from the City of New Orleans (or other necessary municipality), together with any additional evidence of completion required by the City or such other municipality, and (B) a written authorization to open from Hilton (or its Affiliate), then either party shall have the right to extent the Closing Date with respect to such Project until completion has occurred; and (v) if the Assumed Debt with respect to the Project described in Exhibit A-11 [Holiday Inn Express Grapevine] is unable to be defeased on or prior to the Closing Date, provided, that (A) Newcrest has executed an engagement letter with Chatham to commence the defeasance process, (B) Newcrest shall promptly provide such consultant with any requested materials and use commercially reasonable efforts to continuously process and complete such defeasance in accordance with this Section 4.1 and such letter, and (C) Newcrest shall provide Summit with periodic progress reports, in writing (which writing may be via Email in accordance with Section 11.1), then Investor shall have the right to extend the Closing Date with respect to such Project for a reasonable period as mutually agreed upon by the Parties for the sole purpose of effectuating the defeasance.

4.2           Summit’s Conditions to Closing. Subject to Section 4.1, the obligation of Summit to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Summit:

4.2.1           Each of Investor’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (provided, that if any representation and warranty speaks as of a particular date or period, it will continue to speak as of such date or period), provided, that if there are material inaccuracies in such representations and warranties (as so modified) Investor may at its option elect to attempt to cure such inaccuracies, in which event the Closing Date shall be extended in accordance with Section 4.1 above for up to fifteen (15) days to allow such condition to be satisfied. An inaccuracy in Investor’s representations and warranties shall be deemed to be material if it (a) materially adversely affects Investor’s ability to proceed to the Closing under this Agreement, or (b) requires a modification to Investor’s representations and warranties that, in the aggregate with all such modifications or updates, has a Material Adverse Effect. In connection with the foregoing, from and after the Closing Date, if any representation or warranty of Investor is found to have been untrue or incorrect in any material respect, subject to Sections 8.1 and 8.5, Summit shall have a claim against Investor under this Agreement and the Ancillary Agreements.

4.2.2           Investor shall have performed all of its material obligations under this Agreement required to have been performed at or prior to the Closing, including, without limitation, delivery of the Investor Deliveries; provided, however, while failure to satisfy this condition if not waived in writing by Summit will constitute a failure to satisfy a condition to the Closing, such failure shall only be deemed a breach of this Agreement by Investor if Investor fails to deliver the Investor Deliveries described in Sections 4.6(a), (c) [with respect to Investor only], (d), (e) [with respect to the termination of the Existing Management Agreements and Assignment of Management Agreement only [with respect to Investor only]], (f), (j) [with respect to Investor only], (k), (m), (o), (r), (s), (u), (v) and (w).

4.2.3           The Title Company shall be prepared to issue to Summit, immediately upon consummation of the Closing and payment of the premium therefor, a Title Policy for each Project, subject only to the Permitted Exceptions, in an amount equal to the Allocated Purchase Price as set forth in Section 2.7 and in Exhibit D.

4.2.4           New Franchise Agreements for each Project shall have been finalized, executed and delivered by each applicable Franchisor on substantially the same terms and conditions as the Existing Franchise Agreements, and otherwise in form and substance acceptable to Summit.

4.2.5           There is no litigation or court order seeking to restrain the Parties from closing this transaction on the Closing Date.

4.3           Failure of Summit’s Conditions to Closing; Investor Default.

4.3.1           Subject to Section 4.1, unless such condition is waived in writing by Summit, if any condition set forth in Section 4.2 is not satisfied, then Summit, by delivery of written notice to Investor within three (3) Business Days of the Closing Date, shall be entitled to terminate this Agreement and Master REIT 3 shall receive a return of the Earnest Money Deposit. Upon return of the Earnest Money Deposit to Master REIT 3 pursuant to this Section 4.3.1, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement.

4.3.2           If this transaction fails to close exclusively due to a breach or default by Investor, then Summit may either, as Summit’s sole and exclusive remedy, at its election, (a) terminate this Agreement and Master REIT 3 shall receive a return of the Earnest Money Deposit and Investor shall reimburse Summit its actual and verified third-party costs and expenses (including, without limitation, reasonable attorney’s fees and expenses and all costs and expenses incurred by Summit’s Agents (as defined in the Access Agreement)), incurred by Summit in connection with this transaction not to exceed Three Million and 00/100 Dollars ($3,000,000.00) (“Summit’s Expense Reimbursement”), or (b) commence appropriate legal proceedings seeking to enforce Investor’s obligation to convey the Projects through specific performance (including the right to file/record a lis pendens with respect to each Project in connection with the filing of such specific performance action), provided (i) Summit has delivered to Escrow Agent and Title Company the documents, instruments and other items required to be delivered by Summit at the Closing, including immediately available funds on account of the Purchase Price, together with an unconditional written instruction to proceed to the Closing, and (ii) such proceeding is commenced within forty-five (45) calendar days after the date Investor receives notice of default from Summit.

4.3.3           Notwithstanding the provisions of Section 4.3.2 or anything to the contrary contained herein, if the remedy of specific performance is not available to Summit due to intentional breach of this Agreement by entering into an agreement to sell any Project (or consummating the sale of any Project) to another party (including, without limitation, Investor’s breach of Section 11.17), then Summit shall have all remedies available at law or in equity, including, without limitation, payment of Summit’s Expense Reimbursement.

4.4           Investor’s Conditions to Closing. Subject to Section 4.1, the obligation of Investor to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Investor:

4.4.1           Each of Summit’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date; provided, that if there are material inaccuracies in such representations and warranties (as so modified) Summit may at its option elect to attempt to cure such inaccuracies, in which event the Closing Date shall be extended in accordance with Section 4.1 above for up to fifteen (15) days to allow such condition to be satisfied. An inaccuracy in Summit’s representations and warranties shall be deemed to be material if it materially adversely affects Summit’s ability to proceed to the Closing under this Agreement. In connection with the foregoing, from and after the Closing Date, if any representation or warranty of Summit is found to have been untrue or incorrect in any material respect, subject to Sections 8.1 and 8.5, Investor shall have a claim against Summit under this Agreement and the Ancillary Agreements.

4.4.2           Each of Summit’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as if made by Summit’s Designee as of the Closing Date; , provided, that if there are material inaccuracies in such representations and warranties (as so modified) Summit may at its option elect to attempt to cure such inaccuracies, in which event the Closing Date shall be extended in accordance with Section 4.1 above for up to fifteen (15) days to allow such condition to be satisfied. An inaccuracy in Summit’s representations and warranties shall be deemed to be material if it materially adversely affects Summit’s ability to proceed to the Closing under this Agreement.

4.4.3           Summit shall have performed all of its material obligations under this Agreement required to have been performed at or prior to the Closing, including, without limitation, delivery of the Summit Deliveries; provided, however, while failure to satisfy this condition if not waived in writing by Summit will constitute a failure to satisfy a condition to the Closing, such failure shall only be deemed a breach of this Agreement by Summit if Summit fails to deliver the Summit Deliveries described in Sections 4.7(a), (c), (e), (f), (g), (h), (i), (j), (k), (l), and (m) subject to the extension right set forth in Section 4.1.

4.4.4           There is no litigation or court order seeking to restrain the Parties from closing this transaction on the Closing Date.

4.5           Failure of Investor’s Conditions to Closing; Summit Default. If Summit defaults in its obligation to proceed to the Closing in accordance with this Agreement, then the Escrow Agent shall pay the Earnest Money Deposit to Investor, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Investor. Upon payment of the Earnest Money Deposit to Investor pursuant to this Section 4.5, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except (a) for obligations that expressly survive termination of this Agreement, and (b) Summit shall be solely responsible for any escrow cancellation or termination fees. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, PRIOR TO SIGNING THIS AGREEMENT, THE ACTUAL DAMAGES WHICH WOULD BE SUFFERED BY INVESTOR IF SUMMIT FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. THEREFORE, BY SEPARATELY INITIALING THIS SECTION 4.5 BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE EARNEST MONEY DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF INVESTOR’S DAMAGES AND NOT A PENALTY, AND SHALL BE INVESTOR’S SOLE AND EXCLUSIVE REMEDY AGAINST SUMMIT IF SUMMIT DEFAULTS IN ITS OBLIGATION TO PROCEED TO CLOSING IN ACCORDANCE WITH THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 4.5 LIMIT THE DAMAGES RECOVERABLE BY INVESTOR AGAINST SUMMIT DUE TO SUMMIT’S OBLIGATION TO INDEMNIFY INVESTOR IN ACCORDANCE WITH THIS AGREEMENT OR BY REASON OF SUMMIT’S OBLIGATION TO PAY INVESTOR THE PREVAILING PARTY’S ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 11.8. BY THEIR SEPARATELY INITIALING THIS SECTION 4.5 BELOW, SUMMIT AND INVESTOR ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

Investor’s Initials:                              Summit’s Initials:

4.6           Investor’s Closing Deliveries. Investor shall deliver or (in the case of clauses (c), (h) and (i)) use commercially reasonable efforts to) cause to be delivered to Summit or the Title Company on or prior to the Closing Date the following documents (the “Investor Deliveries”):

(a)               All of the Required Transfer Documents duly executed by Investor and any Project Owner, to the extent same shall not have been previously filed and/or delivered;

(b)               [intentionally omitted];

(c)               The Loan Assumption Agreement with respect to the Assumed Debt in accordance with Section 9.13, executed by Investor and the applicable Lender;

(d)               The affidavit referred to in Section 1445 of the Code with all pertinent information confirming that Investor is not a foreign person, trust, estate, corporation or partnership duly executed by Investor;

(e)               The termination of each of the Existing Management Agreements, true, correct and complete copies of each of the new Management Agreements and an Assignment of Management Agreement for each Project, executed by the Existing Manager and Project Manager, as applicable, all in accordance with Section 9.9.1;

(f)                To the extent required pursuant to Section 9.10, an Interim Liquor Agreement, duly executed by Investor and/or Liquor Licensee, as applicable;

(g)               To the extent assignable, assignments of the Construction Warranties;

(h)               Subject to Section 4.1, reasonable evidence of the termination of all Historic Tax Credit Documents;

(i)                 Subject to Sections 3.3, the assignment of the Financial Incentives and Key Money related to the Tax Incentive Projects in accordance with Section 9.11;

(j)                 The assignment of all licenses required to maintain the service of Starbucks coffee in the Projects set forth in Exhibits A-1 [AC Hotel Houston Downtown], A-10 [Hampton Inn & Suites Dallas Downtown] and A-21 [AC Hotel/Residence Inn Frisco], and Investor shall use reasonably commercial efforts to obtain the consent of Starbucks thereto as and to the extent required under each such license but such consent shall not be a closing condition;

(k)               A copy of the completed audit of the financials in compliance with Form 8-K under the Securities Exchange Act of 1934, as amended, and with Registration S-K (including, without limitation, Rule 3-05);

(l)                 Delivery of (a) the Ground Lease Consent, (b) each Ground Lease Estoppel, and (c) an assignment and assumption of each Ground Lease conveying the applicable Project Owner’s interest under each Ground Lease, substantially in the form attached to or required by the applicable Ground Lease or otherwise as be reasonably agreed to by Investor, Summit and each Ground Lessor prior to the expiration of the Due Diligence Period, with such modifications as are required by the terms of the Ground Lease or local law so that such assignment and assumption will be in recordable form (the “Assignment of Ground Lease”), duly executed and acknowledged by the applicable Project Lessee and dated as of the Closing Date;

(m)             The termination of the Ground Lease with respect to the Project described in Exhibit A-10 [SpringHill Suites Dallas Downtown], and Exhibit A-11 [Holiday Inn Express Grapevine];

(n)               [intentionally omitted];

(o)               Delivery of (i) Investor’s estimate of each Project Owner’s tax basis in each Group 1 Project and each applicable Group 3 Project, and (ii) within sixty (60) days of the Closing Date, Investor shall provide to Summit a final determination of the tax basis of each Group 1 Project and each applicable Group 3 Project, which obligation in this Section 4.6(p)(ii) shall survive the Closing but shall not be a condition to the Closing;

(p)               The following with respect to each Group 3 Project Owner: (i) a good standing certificate from the state of its formation and the state where its Project is located dated within fifteen (15) Business Days of the Closing Date; and (ii) a certified copy of its Formation Document;

(q)               The following with respect to Investor: (i) a good standing certificate from the state of its formation dated within fifteen (15) Business Days of the Closing Date; and (ii) a resolution by those parties having managerial control over Investor authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(r)                Investor shall deliver (or cause to be delivered) to the Title Company the following title affidavits and indemnities, for the sole benefit of the Title Company, in such form as may be reasonably required by the Title Company and approved by Investor: (i) an owner’s affidavit from each Project Owner in order to issue the Title Policies (the “Owner’s Affidavit”); (ii) a non-imputation endorsement affidavit (to the extent available in the applicable jurisdiction) from a person or entity acceptable to the Title Company in order to issue the Title Policies for the Group 3 Projects; and (iii) all other affidavits, authorizations, other documents or assurances reasonably requested by the Title Company;

(s)                Any tax declarations or similar documents required in connection with any transfer, stamp, excise or similar tax imposed by the state, county or city in connection with the transaction, duly executed by Investor and dated as of the Closing Date;

(t)                 [intentionally omitted;]

(u)               An executed copy of the Settlement Statement;

(v)               IRS Form W-9, or the applicable IRS Form W-8; and

(w)             A Tax Protection Agreement duly executed by the applicable Investors, substantially in the form mutually agreed-to between the Parties on or about the Effective Date.

4.7              Deliveries to be Made by Summit on the Closing Date. Summit shall deliver or cause to be delivered to Investor or the Title Company on the Closing Date (or such other date as provided below) the following (the “Summit Deliveries”):

(a)               All of the Required Transfer Documents duly executed by Summit, if and to the extent any are required to be executed by Summit;

(b)               [intentionally omitted;]

(c)               To the extent required pursuant to Section 9.10, an Interim Liquor Agreement, duly executed by Summit (or Summit’s Designee);

(d)               Each Assignment of Ground Lease duly executed and acknowledged by Summit (or Summit’s Designee) and dated as of the Closing Date;

(e)               Summit shall deliver the balance of the Purchase Price, as debited and credited pursuant to Article III, and as adjusted pursuant to Section 3.3, to Escrow Agent by wire transfer on or before 2:00 p.m. Central time on the Closing Date;

(f)                Any tax declarations or similar documents required in connection with any transfer, stamp, excise or similar tax imposed by the state, county or city in connection with the transaction, duly executed by Summit and dated as of the Closing Date;

(g)               The Tenth Amendment duly executed by the general partner of Summit OP substantially in the form agreed-to between the Parties on or about the Effective Date;

(h)               A Tax Protection Agreement duly executed by Summit REIT and Summit OP, substantially in the form agreed-to between the Parties on or about the Effective Date;

(i)                 A Registration Rights Agreement with respect all of the Common Units issued as part of the Purchase Price duly executed by Summit Hotel Properties, Inc. (“Summit REIT”), in the form mutually agreed-to by the Parties prior to the expiration of the Due Diligence Period;

(j)                 A Director Nomination Agreement duly executed by Summit REIT, in the form mutually agreed-to by the Parties prior to the expiration of the Due Diligence Period;

(k)               One or more physical certificates representing all of the Common Units issued as part of the Purchase Price;

(l)                 One or more physical certificates representing all of the Preferred Units issued as part of the Purchase Price; and

(m)             an executed copy of the Settlement Statement.

4.8              Additional Property Transfer Items. In addition to the Investor Deliveries described in Section 4.6, at the Closing, Investor will provide to Summit or make available at each Project the following:

(a)               All Books and Records; and

(b)               To the extent within the possession of Investor or held at the Property, original counterparts of the assignable Permits and the Assumed Contracts, and if not within the possession of Investor or held at the Property, copies of such Permits and Assumed Contracts with the originals to following with ten (10) Business Days of the Closing Date, which obligation shall survive Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF INVESTOR

5.1          Except as set forth on the Disclosure Schedule, Investor (and for the avoidance of doubt, each Investor is solely making representations and warranties with respect to its ownership of the Subject Interests and/or Projects owned by each such Investor, as applicable) represents and warrants to Summit as follows:

5.1.1        Personal Property. As of the Closing, each of the Investor Parties will own its Personal Property free and clear of any liens other than any Permitted Encumbrances.

5.1.2        Litigation. Except as disclosed on the Disclosure Schedule, neither Investor nor any Investor Party has received written notice of any (a) action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending or threatened in writing against any Investor Party or any Project, or (b) pending or threatened in writing condemnation or eminent domain proceedings, tax appeals (whether against an Investor Party or any Project), tax assessments, or zoning changes from the zoning existing as of the Effective Date; provided, that for the avoidance of doubt, in connection with Section 4.2.1, in the event that Investor is unable to update the foregoing representation on the Closing Date, then, subject to Sections 3.3 and 9.14, such claim shall not give Summit the right to terminate the Agreement.

5.1.3        Compliance with Laws. Except as provided in the New ESAs, New PCAs or New PZRs with respect to the Projects or as otherwise set forth on the Disclosure Schedule, neither Investor nor any Investor Party has received written notice (a) of the failure to comply with any Laws of any Authority or any Permit pertaining to the ownership, use or occupancy of any Projects which notice has not been fully complied with by the applicable Investor Party, or (b) that a Project or any portion thereof is not in compliance with all applicable Laws, except for such violations and failures to comply, if any, which have been remedied, in each case, where such failure to comply or cure has a material or adverse effect on the applicable Project. Each Investor Party holds all Permits required for the conduct of its business as presently conducted and the ownership of its business, properties and assets (including the Projects), and all such Permits are valid and in full force and effect. To Investor’s Knowledge, the Investor Parties have complied in all material respects with such Permits.

5.1.4        Employment Matters. Neither Investor nor any Investor Party (A) will have, as of the Closing Date, any employees (whether full or part time or occasionally), (B) has been subject to or bound by any collective bargaining agreement, union contract or other agreement or any collective bargaining relationships with any labor organization that will be binding upon a Project or Summit (or its Affiliates) after Closing; or (C) has had any liability relating to the employment of labor or engagement of non-employee service providers (including, without limitation, in respect of classification, immigration and work permits, compensation reporting and withholding and payroll taxes).

5.1.5        Material Contracts.

(a)               To Investor’s Knowledge, the Existing Service Contracts are all of the Service Contracts applicable to each respective Project other than contracts entered into by Tenants. No Investor Party has received any notice in writing from any counterparty to an Existing Service Contract that such Investor Party is in default of any material obligation under such Existing Service Contract which has not been cured, and to Investor’s Knowledge, none of the counterparties to the Existing Service Contracts are in default of such counterparties’ material obligations thereunder which has not been cured, in each case, which default has or could have a Material Adverse Effect on any Project.

(b)               The Existing Management Agreements are all of the Management Agreements applicable to each respective Project. No Investor Party has received any notice in writing from any counterparty to an Existing Management Agreement that such Investor Party is in default of any material obligation under such Existing Management Agreement which has not been cured, and to Investor’s Knowledge, none of the counterparties to the Existing Management Agreements are in default of such counterparties’ material obligations thereunder which has not been cured.

(c)               The Existing Franchise Agreements are all of the Franchise Agreements applicable to each respect Project. To Investor’s Knowledge, no Investor Party has received any written notice in writing from any counterparty to an Existing Franchise Agreement that such Investor Party is in default of any material obligation under such Existing Franchise Agreement which has not been cured, and to Investor’s Knowledge, none of the counterparties to the Existing Franchise Agreements are in default of such counterparties’ material obligations thereunder which has not been cured.

(d)               To Investor’s Knowledge, the Existing Leases (i) comprise all of the Leases that affect each respective Project and which are in effect as of the Effective Date; (ii) are in full force and effect, and (iii) have not been further modified, amended or extended, and there are no defaults or rent delinquencies by the Tenants. No Investor has received any notices of any default by a Project Owner under any Leases that have not been cured, and, to Investor’s Knowledge, no Tenant is in default of its material obligations thereunder which has not been cured. No renewal or extension or expansion option or option to lease additional space at any Project has been granted to Tenants, except as set forth in the applicable Existing Leases. No Tenant under the Leases has an option to purchase any Project or any portion thereof. Other than as set forth in the applicable Existing Lease, there are (y) no security deposits or tenant improvement allowances owed to any Tenant under the Existing Leases, and (z) no other leases, rental agreements, licenses, license agreements or other occupancy agreements with any party in effect that will affect the Project after Closing.

(e)               The agreements securing and evidencing the Assumed Debt are in full force and effect and, upon receipt of the consent of each Lender in accordance with Section 9.13 hereof, the consummation of the transactions described in this Agreement will not create a default or entitle any Lender to impose any penalties thereunder.

(f)                The Assumed Financial Incentive Agreements are all of the agreements evidencing the Financial Incentives that will be binding on Summit or the Projects after the Closing. No Investor Party has received any notice in writing from any counterparty to any Assumed Financial Incentive Agreement that such Investor Party is in default of any material obligation under such Assumed Financial Incentive Agreement which has not been cured, and to Investor’s Knowledge, none of the counterparties to any Assumed Financial Incentive Agreement are in default of such counterparties’ material obligations thereunder which has not been cured.

5.1.6        Insurance. Each insurance policy maintained by an Investor Party with respect to its business of owning, directly or indirectly, or operating the Project, has been provided in the Company Diligence Website. All such policies are in full force and effect and neither Investor nor any Investor Party has received any written notice of cancellation with respect to such policies without replacing the same. No Investor Party is in breach or default with respect to its payment, claims or other material obligations under any insurance policy it maintains in relation to the Projects.

5.1.7        Environmental. Except as provided in the Disclosure Schedule, an ESA or the New ESAs, neither Investor nor any Investor Party has received written notice from any Authority or other Person alleging any violation or liability of or by any Investor Party and/or any Project under any Environmental Law. Except as would not be material to the ownership and operation of any Project, and except as set forth in an ESA and the New ESAs, to Investor’s Knowledge, no Hazardous Materials (i) are present at and have not been disposed of or arranged to be disposed of, or (ii) have been released by any Investor Party or, to Investor’s Knowledge, any other Person, in each case, at or from any Project, in a manner or condition that would reasonably be expected to give rise to liability to Investor or any Investor Party under Environmental Law; provided, that, for the avoidance of doubt, in connection with Section 4.2.1, in the event that Investor is unable to update the foregoing representation on the Closing Date, then, subject to Sections 3.3 and 9.14, such claim shall not give Summit the right to terminate the Agreement. There is no remediation, management or cleanup of Hazardous Materials in, on, at or under any Project that is currently being performed or that is required to be performed by or at the direction of any Investor Party in order to bring any Project into compliance in all material respects with Environmental Laws.

5.1.8        Investment Company. No Investor Party is an “investment company,” an “affiliated person” of an “investment company,” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

5.1.9         [Intentionally Omitted].

5.1.10       [Intentionally Omitted].

5.1.11    Absence of Certain Developments. Except as expressly contemplated by this Agreement and the Ancillary Agreements, since the Balance Sheet Date, the Investor Parties have conducted their businesses only in the ordinary course of business and consistent with past practice and Investor represent that the following statements are true:

(a)              with respect to the Group 3 Project Owners, have not declared, set aside, or paid any non-cash distribution or dividend, or any distribution or dividend that would be payable after the Closing;

(b)            other than in the ordinary course of business consistent with past practice, have not sold, assigned, transferred, leased, licensed, abandoned, permitted to lapse or otherwise disposed of any of their material property or assets or created any material Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(c)              with respect to the Group 3 Project Owners, made or changed any material election, changed any annual accounting period, adopted or changed any material method of accounting or accounting policies or tax reporting practices, filed any amended tax return, entered into any closing agreement, settled any claim or assessment, surrendered any right to claim a material refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to taxes relating to any Investor Party that is a member of a Group 3 Project Owner (other than in the ordinary course of business consistent with past practice);

(d)            with respect to the Group 3 Project Owners, issued, sold, pledged, transferred, assigned, encumbered or otherwise disposed of or authorized or proposed the issuance, sale, pledge, transfer, assignment, encumbrance or disposal of (A) any of its equity securities, or securities convertible into or exchangeable for any such equity securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity securities or (B) any other securities in respect or, in lieu of, or in substitution for any of its equity securities outstanding on the date hereof; or

(e)              made any material change in its accounting principles, practices or methods except as required by applicable Law or GAAP.

5.1.12    Business Operations. Except as expressly contemplated by this Agreement (including the exhibits and schedules hereto) and the Ancillary Agreements, the Investor Parties have conducted their business in the ordinary course and consistent with past practice.

5.1.13    Capital Expenditures. Attached as Schedule 5.1.13 is a list of all ongoing capital improvement projects at the Projects that are budgeted to cost in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) per Project.

5.2           Except as set forth on the Disclosure Schedule (and except with respect to corporate and formation representations for any Investor that is an individual), Investor represents and warrants to Summit as follows:

5.2.1        Formation and Authority of Investor.

(a)               Investor is and will be at the Closing a limited partnership, limited liability company or corporation duly formed, validly existing and in good standing (or the equivalent in the applicable jurisdiction) under the laws of the State of its formation.

(b)               Investor has, and will at the Closing have, all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is to be a party, to carry out their respective obligations hereunder and thereunder and to consummate or cause to be consummated, as applicable, the transactions contemplated hereby and thereby. The execution and delivery by Investor of this Agreement and each Ancillary Agreement to which it is a party, the performance by Investor of its obligations hereunder and thereunder and the consummation by Investor of the transactions contemplated hereby and thereby have been approved by all necessary action of Investor.

(c)               This Agreement is and, at the Closing, each Ancillary Agreement delivered at the Closing to which Investor is a party will be, duly executed and delivered by such party, and (assuming due authorization, execution and delivery by Summit of this Agreement and of each Ancillary Agreement) this Agreement and such Ancillary Agreements constitute or will constitute, as the case may be, legal, valid and binding obligations of such party enforceable against such party each in accordance with their respective terms, subject as to enforceability to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each person or persons executing this Agreement and of each Ancillary Agreement on behalf of Investor is authorized to do so.

(d)               The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Investor is a party by Investor do not, and at the Closing will not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate or conflict with the organizational documents of Investor, (b) conflict with or violate any Law applicable to Investor, or (c) violate any judgment, order, writ, injunction or decree of any court applicable to Investor.

(e)               The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Investor is a party by Investor, and the consummation of the contribution transactions contemplated hereby and thereby do not, require any consent, approval, authorization, license, permit, registration, exemption or other action by, or filing with or notification to, any Authority or any other Person that has not or will not have been granted or completed (other than any tax exemption filed with respect to transfer taxes at the Closing), other than the Ground Lease Consent .

5.2.2        No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Investor do not and at the Closing will not and the consummation of the contribution transactions contemplated thereby, will not (a) violate or conflict with the organizational documents of such party or any Project Owner, (b) conflict with or violate any Law applicable to such party, any Project Owner, or any Project, (c) except with regard to the Assumed Debt solely as of the Effective Date and not as of the Closing Date, result in any breach of, or constitute a default (or event that, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any Project pursuant to any contract relating to the Project or to which such party or any Project Owner is a party or by which a Project is bound, or (d) to Investor’s Knowledge, violate any provision of law, statute, rule or regulation to which such party or any Project Owner is a party or by which a Project is subject, or violate any judgment, order, writ, injunction or decree of any court applicable to such party, any Project Owner or any Project which, in each case, would have a Material Adverse Effect on any Project.

5.2.3        [Intentionally Omitted].

5.2.4        Subject Interests. As of the Closing Date, Investor (i) is the sole legal and beneficial owner of the Subject Interests, and such Subject Interests represent the entirety of Investor’s direct and indirect equity interests in the applicable Project Owners; (ii) has good, valid and marketable title to the Subject Interests, free and clear of any and all Debt and Encumbrances; (iii) has not transferred, conveyed, assigned, encumbered, sold, pledged, mortgaged or otherwise transferred or granted a lien or security interest in any of the Subject Interests; and (iv) has no legal obligation to any other Person to sell, transfer or convey any of the Subject Interests and has not executed any other agreement of sale, option agreement or right of first refusal with respect to the Subject Interests. There are no issued and outstanding certificates of membership interests evidencing the Subject Interests. There are no restrictions on the transfer of the Subject Interests other than in connection with the Assumed Debt (as applicable), those contained in this Agreement, the Ancillary Agreements and those arising from securities Laws. There are no agreements or other obligations or arrangements restricting the voting transfer or pledge of any of the Subject Interests. Upon consummation of the Closing, the Subject Interests will be owned by Summit OP, Master REIT 3 or Master REIT 2, as applicable, free and clear of all Encumbrances (other than any Assumed Debt, Encumbrances imposed by securities Laws, the Permitted Encumbrances or otherwise disclosed herein).

5.2.5        OFAC and Related Matters. Investor has not been, is not, and hereafter will not be, (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other Authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) been investigated or, to Investor’s Knowledge, is being investigated or is subject to a pending or threatened investigation in relation to any Financial Crimes Compliance Laws (hereinafter defined) by any law enforcement, regulatory or other governmental agency or has admitted to, or been found by a court in any jurisdiction to have engaged in, any violation of any Financial Crimes Compliance Laws or been debarred from bidding for any contract or business, and to Investor’s Knowledge there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment; (vii) engaged in activities prohibited in the Orders; or (viii) convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.). To Investor’s Knowledge, no principal, owner, officer, director or agent of Investor is currently the subject of any sanctions established under applicable Laws and regulations relating to bribery, corruption, money laundering or sanctions measures or embargos, or organized or resident in a country or territory that is the subject of any such sanctions.

5.2.6        ERISA. Investor is not (i) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; (ii) an entity whose assets constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; (iii) a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Investor do not constitute plan assets of one or more such plans; or (iv) an entity by or with whom transactions are in violation of state statutes regulating investments of and fiduciary obligations with respect to governmental plans. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, give rise to any payments or benefits that would be nondeductible by the payor under Section 280G of the Code or subject to additional Tax to the recipient under Section 4999 of the Code.

5.2.7        Bankruptcy. Investor has not: (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally. To Investor’s Knowledge, there are no pending, or threatened in writing, petitions in bankruptcy, insolvency, reorganization or other similar proceeding, whether voluntary or involuntary, against Investor.

5.3           Except as set forth on the Disclosure Schedule, Investor represents and warrants to Summit as follows:

5.3.1        Group 3 Project Owners. The sole asset of each Group 3 Project Owner is its respective Project. Each Group 3 Project Owner owns and at all times since its formation has owned no assets other than its Project. At all times since such Group 3 Project Owner’s formation the sole business purpose of such Group 3 Project Owner has been to own and operate its respective Project and such Group 3 Project Owner has conducted no other business or activities. No Group 3 Project Owner has ever had a direct or indirect equity or other ownership interest in any firm, corporation, partnership or business enterprise.

5.3.2        Taxes.

(a)               With respect to any Taxes owed by the Group 3 Project Owners with respect to the Project: (A) each Group 3 Project Owner has filed or will timely file all income and other material Tax Returns pertaining to the ownership or operation of the Projects for periods prior to the Closing, or has validly extended the due date of any tax returns required to be so filed by it and all such Tax Returns are true, correct, and complete in all material respects, (B) all Taxes due and payable with respect to the Projects for periods prior to the Closing will be paid prior to the Closing, (C) none of the Group 3 Project Owners has received from any Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes pertaining to the ownership or operation of the Projects, which notice has not been satisfied by payment or been withdrawn, and to Investor’s Knowledge, there are no claims with respect thereto that have been asserted or threatened against a Group 3 Owner which have not been satisfied, (D) there are no agreements executed by any Group 3 Project Owner for the extension of time for the assessment of any Taxes with respect to the Projects, (E) there are no pending audits or appeals of any Taxes with respect to the Projects, nor any levies, fines, liens or other Encumbrances relating to such Taxes, (F) there are no Liens on any of the Group 3 Project Owners that arose in connection with any failure (or alleged failure) to pay any tax, and (G) each Group 3 Project Owner has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)               No Group 3 Project Owner will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Effective Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Effective Date; (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state (or District of Columbia), local or non-U.S. income Tax Law) executed on or prior to the Effective Date; (D) installment sale or open transaction disposition made on or prior to the Effective Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Effective Date (other than any such amounts to be reflected in the Settlement Statement); (F) election by any Project Owner or Project Lessee under Section 108(i) of the Code (or any corresponding or similar provision of state (or District of Columbia), local or non-U.S. income Tax Law); or (G) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).

(c)               Subject to Section 4.1, all Historic Tax Credit Documents shall be terminated on or prior to the Closing Date, and any structuring put in place with respect to any Historic Tax Credits shall be unwound on or prior to the Closing Date.

5.3.3        Data Privacy. None of the Investor Parties has received any written notice of any complaint, investigation, audit or review from any Person alleging a breach or violation by an Investor Party of applicable Data Privacy Requirements that would have a Material Adverse Effect on the Projects. To Investor’s Knowledge, the Investor Parties: (A) have not suffered any Data Security Incidents involving any Personal Information in the possession, custody or control of the Investor Parties or (B) have not been required to notify any Person of any Data Security Incidents under Data Privacy Requirements, which Incident would, individually or in the aggregate, have a Material Adverse Effect on the Projects or the Investor Parties.

5.3.4        Permits and Licenses. Each Project has been issued all permits and licenses required to lawfully operate same as it is currently operated and such permits and licenses remain in full force and effect.

5.3.5        No Indebtedness. Other than the Assumed Debt and as disclosed on the Disclosure Schedule, there are no direct loans between any Project Owner, on the one hand, and Investor or any other Person, on the other hand, that will remain outstanding after the Closing.

5.3.6        [Intentionally Omitted.]

5.3.7        Securities.

(a)           There are no securities that are convertible into, exchangeable for, or carrying the right to acquire, equity securities (or securities convertible into or exchangeable for equity securities) of any Group 3 Project Owner, or subscriptions, warrants, options, calls, convertible securities, pre-emptive, registration or other rights or other arrangements or commitments obligating a Group 3 Project Owner to issue, transfer or dispose of any of its equity securities or any ownership interest therein. There are no obligations of a Group 3 Project Owner to repurchase, redeem or otherwise acquire any interests in such Group 3 Project Owner.

(b)           Other than the Subject Interests and the rights and obligations set forth in the Group 3 Project Owner Organizational Documents, there are no outstanding partnership, profits or other interests of the Group 3 Project Owners. No person or entity has any option or other right to purchase the Subject Interests, any portion thereof, any other rights or interest in or of the Group 3 Project Owners.

(c)           No Investor Party is subject to any obligation or right (in each case, contingent or otherwise) to purchase or otherwise acquire any LLC Interests of (or make any other capital contribution to or investment in) any Person except as set forth in this Agreement or the Ancillary Agreements.

5.3.8        Unlawful Payments. No Group 3 Project Owner has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees from its funds, (c) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payments of any nature, or (d) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

5.3.9        Bankruptcy. No Investor Party has: (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally. To Investor’s Knowledge, there are no pending, or threatened in writing, petitions in bankruptcy, insolvency, reorganization or other similar proceeding, whether voluntary or involuntary, against any Project Owner.

5.3.10    Project Owner Organizational Documents. Investor has provided, on the Company Diligence Website, true, correct and complete copies of each Group 3 Project Owner Organizational Document, except amendments thereto contemplated as part of the transactions described in this Agreement and entered into simultaneously with the Closing. As of the Closing (after taking into account amendments executed in connection with the Closing and effective as of the Closing Date), each Group 3 Project Owner Organizational Document remains unmodified and in full force and effect. The Group 3 Project Owner Organizational Documents (after giving effect to amendments executed in connection with the Closing and effective as of the Closing Date) are the only instruments or agreements currently governing the formation and governance of the Group 3 Project Owners and their organizational operations.

5.3.11    Tax Treatment. Each Group 3 Project Owner is now, and has been at all times since its formation, treated as a disregarded entity or partnership, and not as an association taxable as a corporation for income tax purposes.

5.3.12    Projects.

(a)           With respect to each Project, the applicable Project Owner has good and marketable fee simple title to (or a ground lessee interest in) such Project, which shall be free and clear of all Encumbrances as of the Closing Date, except Permitted Encumbrances.

(b)          With respect to each Project (i) such Project is free and clear of all liens that secure Debt (other than the Assumed Debt and the Equipment Leases), (ii) other than Permitted Encumbrances and as set forth in the Existing Franchise Agreements, there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease any portion of such Project, (iii) as of the Effective Date, but subject to Section 9.14, to Investor’s Knowledge, no condemnation, eminent domain or rezoning proceeding that would result in a material interference with the conduct of the business of the applicable Project Owner in substantially the manner currently conducted is pending with respect to such Project, and (iv) as of the Effective Date, except as disclosed on the Disclosure Schedule and subject to Section 9.14, no casualty that would result in a material interference with the conduct of the business of the applicable Project Owner in substantially the manner currently conducted has occurred that has not been fully remediated by restoration of the applicable Project to substantially the same operating condition as existed prior to the casualty.

5.3.13    Books and Records. Investor and the Investor Parties have maintained, or have caused the Investor Parties to maintain, Books and Records for each Investor Party in accordance with applicable Law and customary business practices. To Investor’s knowledge, the Books and Records of each Investor Party are complete and accurate in all material respects.

5.3.14    Ownership Chart. The Ownership Chart attached as Schedule 4 is a true, correct and complete illustration of the ownership of the applicable Investor Parties. Immediately following completion of the Closing, no Investor Party will have any Subsidiaries other than as shown on the Ownership Chart. The Company Diligence Website contains a true, correct and complete illustration of the ownership of the Group 1 Project Owners and the Group 2 Project Owners.

5.4           Ground Leases. Investor has provided to Summit a correct and complete copy of each Ground Lease (and all supplements and amendments with respect thereto). Each Ground Lease is in full force and effect, and neither Investor nor any Project Owner has given or received a written notice of default that remains uncured under any such Ground Lease.

5.5           Investment Purpose.

(a)           Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its contribution of the Projects and Subject Interests to Summit in exchange for, among other things, the Group 1 Consideration, the Group 2 Consideration, the Group 3 Cash Consideration and the Group 3 Newcrest Consideration, and is capable of bearing the economic risks of the transactions effectuated pursuant to this Agreement and the Ancillary Agreements for an indefinite period of time.

(b)           Investor is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

(c)          Investor is acquiring Common Units and Series Z Preferred Units solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution or resale of any thereof. Investor has no intention of distributing any of the Common Units or Series Z Preferred Units in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other Persons regarding the distribution of such Common Units or Series Z Preferred Units in violation of the Securities Act or any applicable state securities law. Investor acknowledges that there is no public market for the Common Units and Series Z Preferred Units.

(d)          Investor is not obtaining the Common Units or Series Z Preferred Units as a result of any advertisement, article, notice or other communication regarding such shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. Investor further acknowledges that Investor has a pre-existing relationship with Summit.

(e)           Investor acknowledges that Investor has reviewed the Partnership Agreement, the Tenth Amendment and the Summit REIT SEC Filings and has been afforded (i) the opportunity to ask such questions as Investor has deemed necessary of, and to receive answers from, representatives of Summit concerning the terms and conditions of the transactions contemplated by this Agreement and the Ancillary Agreements and the merits and risks of obtaining the Common Units and Series Z Preferred Units; (ii) access to information about Summit REIT and the Operating Partnership and their respective financial conditions, results of operations, businesses, properties, management and prospects sufficient to enable it to evaluate the transactions contemplated by this Agreement and the Ancillary Agreements; and (iii) the opportunity to obtain such additional information that Summit possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the Common Units and Series Z Preferred Units.

(f)            Neither Investor, nor any person who for purposes of Rule 506(d) and Rule 506(e) (collectively, the “Bad Actor Rule”) of the Securities Act beneficially owns or will beneficially own the Common Units or Series Z Preferred Units, is subject to any conviction, order, judgment, decree, suspension, expulsion or bar described in the Bad Actor Rule.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SUMMIT

Summit represents and warrants to Investor as follows:

6.1           Formation and Authority. Summit is duly formed, validly existing and in good standing under the laws of its state of formation and has, and will at the Closing have, all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is to be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Summit of this Agreement and of each Ancillary Agreement to which it is a party, the performance by Summit of its obligations hereunder and thereunder and the consummation by Summit of the transactions contemplated hereby and thereby have been approved by all necessary action of Summit. This Agreement has been, and, at the Closing, each Ancillary Agreement delivered at the Closing shall be, duly executed and delivered by Summit, and (assuming due authorization, execution and delivery by Investor of this Agreement and of each Ancillary Agreement) this Agreement and such Ancillary Agreements constitute or will constitute, as the case may be, legal, valid and binding obligations of Summit enforceable against Summit in accordance with their respective terms, and subject, as to enforceability to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each person or persons executing this Agreement and of each Ancillary Agreement on behalf of Summit is authorized to do so.

6.2           No Conflict. The execution, delivery and performance by Summit of this Agreement and by Summit of the respective Ancillary Agreements to which it is a party do not and at the Closing will not (a) violate or conflict with the organizational documents of Summit, (b) conflict with or violate any Law applicable to Summit, (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on, any of the assets or properties of Summit pursuant to, any contract relating to such assets or properties to which Summit is a party or by which any of such assets or properties is bound, or (d) violate any provision of law, statute, rule or regulation to which Summit is a party, or violate any judgment, order, writ, injunction or decree of any court applicable to Summit.

6.3          Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Summit, and the consummation of the contribution transactions contemplated thereby, do not, require any consent, approval, authorization, license, permit, registration, exemption or other action by, or filing with or notification to, any Authority or any other Person.

6.4           Litigation. Summit has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending or threatened in writing against Summit that seek to delay or would delay, if adversely determined, or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or which would materially adversely affect the ability of Summit to consummate the transactions contemplated hereby or thereby or to perform any of its material obligations hereunder or thereunder.

6.5          OFAC and Related Matters. Summit has not been, is not, and hereafter will not be, (a) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (b) listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (c) listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (d) listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (e) listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other Authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order; (vi) been investigated or is being investigated or is subject to a pending or threatened investigation in relation to any Financial Crimes Compliance Laws (hereinafter defined) by any law enforcement, regulatory or other governmental agency or any tenant, customer or supplier, or has admitted to, or been found by a court in any jurisdiction to have engaged in, any violation of any Financial Crimes Compliance Laws or been debarred from bidding for any contract or business, and to Summit’s Knowledge there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment; (vii) engaged in activities prohibited in the Orders; or (viii) convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.). Summit has implemented appropriate policies and procedures to ensure that they and each of their officers, directors, agents or any third party acting on their behalf or for their benefit conduct their businesses in conformity with applicable Laws and regulations relating to Financial Crimes Compliance Laws. To Summit’s Knowledge, no principal, owner, officer, director or agent of Summit is currently the subject of any sanctions established under Financial Crimes Compliance Laws, or organized or resident in a country or territory that is the subject of any such sanctions.

6.6           ERISA. Neither (i) any assets of Summit, nor (ii) any funds to be used by Summit with respect to the transactions contemplated pursuant to this Agreement, are, or at the Closing will be, pursuant to ERISA or the Code considered for any purpose of ERISA or the Code to be plan assets. Neither the execution or delivery of this Agreement by Summit, nor the performance by Summit of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

6.7           Bankruptcy. Summit has not: (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally. To the Knowledge of Summit, there are no pending, or threatened in writing, petitions in bankruptcy, insolvency, reorganization or other similar proceeding, whether voluntary or involuntary, against Summit.

6.8           Investment Purpose. Summit, Master REIT 3 and/or Master REIT 2, as applicable, is purchasing the Subject Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Summit has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Project Owners and the Project Interests and is capable of bearing the economic risks of such investment. Summit is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

6.9          Organizational Documents. Complete and correct copies of the charter and the bylaws of Summit REIT and all amendments thereto have been filed by Summit REIT with the United States Securities and Exchange Commission (the “SEC”) on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) and no changes thereto will be made subsequent to the date hereof and prior to the Closing Date. The First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP, dated as of February 14, 2011 (as amended through the date hereof, the “Summit OP Agreement”), has been duly and validly authorized by the Company, in its capacity as sole member of the General Partner of Summit OP, and is a valid and binding agreement, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

6.10         Capital Structure.

6.10.1    As of the date hereof, the authorized capital stock of Summit REIT consists of 500,000,000 shares of common stock, $0.01 par value per share (“Summit REIT Common Stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share (“Summit REIT Preferred Stock”). At the close of business on October 29, 2021 (i) 106,450,760 shares of Summit REIT Common Stock were issued and outstanding, (ii) 6,400,000 shares of Summit REIT Preferred Stock designated as 6.250% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share, were issued and outstanding, (iii) 4,000,000 shares of Summit REIT Preferred Stock designated as 5.875% Series F Cumulative Redeemable Preferred Stock, $0.01 par value per share, were issued and outstanding and (iv) 3,661,250 shares of Summit REIT Common Stock were reserved for issuance under the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan, as amended and restated effective May 13, 2021 (the “Summit REIT EIP”). At the close of business on October 29, 2021, the following units of limited partnership interest in Summit OP were issued and outstanding (w) 124,797 Common Units, (x) 6,400,000 6.250% Series E Cumulative Redeemable Preferred Units, (y) 4,000,000 5.875% Series F Cumulative Preferred Units and (z) no LTIP Units. Except with respect to an aggregate of 124,797 units of limited partnership interest in Summit OP designated as Common Units, as of the date hereof, all of the issued and outstanding units of limited partnership interest of Summit OP are owned, directly or indirectly, by Summit REIT. No class of capital stock or limited partnership interests of Summit or Summit REIT, respectively, is entitled to preemptive rights.

6.10.2    Except for the transactions contemplated by this Agreement and the Ancillary Agreements, as of the date hereof, and as otherwise set forth in documents filed or furnished (on a publicly available basis) by Summit REIT to the SEC under the Securities Act or the Exchange Act through the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Summit or Summit REIT is a party or by which either of them is bound, obligating Summit OP or Summit REIT to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Summit REIT Common Stock, shares of Summit REIT Preferred Stock or units of limited partnership interest of Summit OP, or other equity securities, rights, options, stock or unit appreciation rights, phantom stock or units, dividend equivalents or similar rights or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Summit OP or Summit REIT or obligating Summit OP or Summit REIT to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking.

6.10.3    The Common Units to be issued pursuant to this Agreement, together with the shares of Summit REIT Common Stock issuable upon the exchange of such Common Units pursuant to the terms of the Summit OP Agreement, when issued as contemplated herein or therein, will be duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights and liens, except for restrictions on transfer imposed under applicable securities Law. The issuance of such shares of Summit REIT Common Stock issuable upon conversion of the Common Units when issued will not contravene any Law or the rules and regulations of The New York Stock Exchange.

6.11         SEC Filings; Financial Statements.

6.11.1    Summit REIT has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2021 through the date of this Agreement (collectively, the “Summit REIT SEC Filings”). Each Summit REIT SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Summit OP nor any other subsidiary of Summit REIT is separately subject to the periodic reporting requirements of the Exchange Act.

6.11.2    Each of the consolidated financial statements contained or incorporated by reference into the Summit REIT SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Summit REIT and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the omission of footnotes and normal year-end adjustments).

6.11.3    Except as and to the extent disclosed or reserved against on Summit REIT’s most recent balance sheet (or, in the notes thereto) included in the Summit REIT SEC Filings, none of Summit REIT or its consolidated subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for Liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Summit REIT SEC Filing and (ii) that that have not had, and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Summit REIT and Summit OP on a consolidated basis.

6.12         Absence of Certain Changes.

6.12.1    Except as contemplated by this Agreement and the Ancillary Agreements or as disclosed in the Summit REIT SEC Filings, since January 1, 2021, Summit OP and Summit REIT have conducted, in all material respects, their business in the ordinary course consistent with past practice.

6.12.2    Since January 1, 2021, no event, fact, circumstance or condition has occurred that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Summit REIT or Summit OP.

6.13         Tax.

6.13.1    Summit OP is now, and has been at all times since its formation, treated as a disregarded entity or partnership, and not as an association taxable as a corporation for income tax purposes.

6.13.2    Summit REIT (i) for each of its taxable years commencing with its taxable year that ended on December 31, 2017 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal tax purposes for each such taxable year; (ii) has operated since January 1, 2021 to the date hereof in such a manner so as to qualify as a REIT for U.S. federal tax purposes; (iii) intends to continue to operate in such a manner so as to qualify as a REIT; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the Internal Revenue Service or any other Governmental Authority to its status as a REIT, and, to the Knowledge of Summit, no such challenge is pending or threatened.

ARTICLE VII
SUMMIT’S INSPECTION; TITLE AND SURVEY

7.1           Inspection Right. Subject to the provisions of this Section 7.1, and pursuant to the Access Agreement, Summit and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively "Summit's Representatives") shall have the right, commencing on the effective date (i.e., September 23, 2021) of the Access Agreement and continuing through 5:00 p.m. (Central time) on January 6, 2022 (the “Due Diligence Period”), from time to time, upon the advance notice required pursuant to this Section 7.1, to enter upon and pass through the Projects during normal business hours for the sole purpose of making non-intrusive examinations and inspection of the same. The Access Agreement is hereby incorporated into this Agreement in its entirety and Summit’s right of access to and inspection of the Projects is subject to all of the terms, provisions and conditions set forth in the Access Agreement, including, without limitation, the indemnification obligations provided for in the Access Agreement which will survive the termination of this Agreement to the extent provided for in the Access Agreement. If Summit, in its sole discretion, shall determine that any of the Projects, the Subject Interests or any matter related to the Projects or the Subject Interests is unsatisfactory, then Summit may terminate this Agreement by written notice (“Termination Notice”) to Investor and Escrow Agent prior to the end of the Due Diligence Period, in which event this Agreement shall terminate, Escrow Agent shall return the Initial Deposit (and any interest thereon) to Summit and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, other than those that expressly survive termination of this Agreement. If Summit elects not to terminate this Agreement in such manner, then Summit shall deliver the Additional Deposit to Escrow Agent in accordance with Section 2.8.1. Time is of the essence with respect to the giving of a Termination Notice and the delivery of the Additional Deposit in accordance with this Section 7.1.

7.2              Title and Survey.

7.2.1        As a condition to Summit's obligation to purchase the Projects and the Subject Interests on the Closing Date, the Title Company shall be prepared to issue to Summit, at standard rates, a Title Policy for each Project in the amount of the applicable Allocated Purchase Price, subject only to the Permitted Exceptions, matters caused by Summit or its activities at the Projects, or other matters approved in writing by Summit.

7.2.2        The Parties acknowledge that Summit shall obtain, and its sole cost and expense, an updated to the existing surveys in the Company Diligence Website (each an “Updated Survey”), and Investor shall reasonably cooperate with Summit and each surveyor with respect to each such Updated Survey in accordance with the Access Agreement. Summit acknowledges and agrees that the Updated Surveys are not a condition to the Closing.

7.2.3        Notwithstanding anything to the contrary contained in this Agreement, Investor shall not be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition precedent to Summit's obligations under this Agreement or to expend any moneys therefor, nor shall Summit have any right of action against Investor therefor, at law or in equity, except that Investor shall be obligated to, on or prior to the Closing, pay, discharge or remove of record or cause to be paid, discharged or removed of record, or insured over and omitted from Summit's title policy, at Investor's sole cost and expense all of the following items (the “Investor Cure Items”): (i) Voluntary Liens (as hereinafter defined), other than the Assumed Debt, (ii) any mechanic's lien or materialmen's lien relating to work contracted by Investor, (iii) any deeds of trust of Investor encumbering the Property (other than the Assumed Debt), and (iv) other monetary liens encumbering the Property (including, judgments, federal, state and municipal tax liens) (other than real estate taxes and water and sewer charges that are subject to adjustment in accordance with Section 6: hereof and other than Permitted Exceptions) which result from the actions or inactions of Investor and do not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per Project, or One Million and 00/100 Dollars ($1,000,000.00) in the aggregate for all Projects. The term "Voluntary Liens" as used herein shall mean liens and other encumbrances (other than Permitted Exceptions) which Investor has knowingly and intentionally placed (or affirmatively allowed to be placed) on the Property, including, without limitation, deeds of trust. The amount of any unpaid taxes, assessments and water and sewer charges which Investor is obligated to pay and discharge may, at the option of Investor, be paid by Summit out of the balance of the Purchase Price at the Closing, if bills therefor with any interest and penalties thereon figured to the Closing Date (as the same may be extended) are furnished to or obtained by the Title Company at the Closing for payment thereof. Notwithstanding the foregoing or anything in this Agreement to the contrary, if and to the extent that any Voluntary Liens with respect the Canopy New Orleans exist after the Closing Date, Summit shall have the right to seek reimbursement from Investor, and Investor shall be obligated to pay, discharge or remove of record or cause to be paid, discharged or removed of record, at Investor's sole cost and expense, any such Voluntary Lien for a period of ninety (90) days following the Closing Date. This Section 7.2.3 shall survive the Closing.

7.3              The acceptance of a Deed (as hereinafter defined) or an Assignment of Ground Lease for each Project by Summit shall be deemed to be full performance of, and discharge of, every agreement and obligation on Investor's part to be performed under this Agreement, except for such matters which are expressly stated to survive the Closing hereunder.

ARTICLE VIII
SURVIVAL; LIMITATIONS AND INDEMNIFICATION

8.1              Survival of Warranties. Subject to the terms of this Article VIII, all representations and warranties of Investor and the Investor Parties, on the one hand, and Summit, on the other hand, set forth in this Agreement shall survive the Closing for a period of nine (9) months, except all Fundamental Representations which shall survive the Closing for a period of forty-eight (48) months. All agreements and covenants contained in Section 9.3 of this Agreement that are to be performed following the Closing shall survive until fully performed. Each of the survival periods referred to in this Section 8.1 are referred to herein, as the context requires, as a “Survival Period”.

8.2              AS IS.

8.2.1        Summit represents that by reason of its business and financial experience and the business and financial experience of those persons retained by Summit to advise it with respect to its investment in the Project, Summit has sufficient knowledge, sophistication, and experience in business and financial matters to evaluate the merits and risks of the prospective investment. Summit has, or will have, an adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. Summit represents, warrants, and agrees that, except for the Investor Warranties, Summit is relying on its own inspections, examinations, and investigations in making the decision to purchase the Projects. SUMMIT ACKNOWLEDGES FOR ITSELF AND ITS SUCCESSORS AND ASSIGNEES, (I) SUMMIT HAS BEEN OR WILL PRIOR TO CLOSING BE GIVEN A REASONABLE OPPORTUNITY TO INSPECT AND INVESTIGATE THE PROJECT, ALL IMPROVEMENTS THEREON AND ALL ASPECTS RELATING THERETO, INCLUDING ALL DOCUMENTS, EITHER INDEPENDENTLY OR THROUGH AGENTS AND EXPERTS OF SUMMIT’S CHOOSING AND (II) EXCEPT FOR THE INVESTOR WARRANTIES, THAT SUMMIT IS ACQUIRING THE PROJECT BASED UPON SUMMIT’S OWN INVESTIGATION AND INSPECTION THEREOF.

8.2.2        Except for the Investor Warranties, Summit has not relied, and is not relying, upon any due diligence materials or the truth, accuracy or completeness of any such due diligence materials provided or made available to Summit from any source, including, without limitation, all materials and other information posted to a data site, information, documents, sales brochures, or other literature, maps or sketches, projections, proformas, statements, representations, guaranties, or warranties (whether express or implied, oral or written, material or immaterial).

8.2.3        EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF INVESTOR EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THE CLOSING, INCLUDING WITHOUT LIMITATION THE REQUIRED TRANSFER DOCUMENTS (COLLECTIVELY, THE “INVESTOR WARRANTIES”), THE SALE AND CONVEYANCE BY INVESTOR TO SUMMIT OF ALL RIGHT, TITLE AND INTEREST OF INVESTOR IN AND TO THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS TO ACTS OF INVESTOR AND AS TO EACH INVESTOR’S OWNERSHIP OF THE PERSONAL PROPERTY), ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE. EXCEPT FOR THE INVESTOR WARRANTIES, THE SOLE PERIL AND RISK OF EVICTION (EXCEPT AS A RESULT OF ACTS OF INVESTOR) WITH RESPECT TO THE REAL PROPERTY SHALL BE ASSUMED BY THE SUMMIT, BUT WITH FULL SUBSTITUTION AND SUBROGATION IN AND TO ALL OF THE RIGHTS AND ACTIONS OF WARRANTY WHICH SUMMIT HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OR INVESTOR; IT BEING UNDERSTOOD THAT, EXCEPT FOR THE INVESTOR WARRANTIES, SUMMIT WILL TAKE EACH PROPERTY “AS IS” AND “WHERE IS.”.

8.2.4        WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE INVESTOR WARRANTIES, SUMMIT ACKNOWLEDGES THAT INVESTOR HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE (EXCEPT AS TO ACTS OF INVESTOR AND AS TO INVESTOR'S OWNERSHIP OF THE PERSONAL PROPERTY), ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. § 12101, ET SEQ., THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION PROVIDED BY OR ON BEHALF OF INVESTORS TO SUMMIT, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. EXCEPT FOR THE INVESTOR WARRANTIES, ALL SUCH WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY INVESTORS AND EXPRESSLY WAIVED BY SUMMIT. EXCEPT FOR THE INVESTOR WARRANTIES, SUMMIT HAS NOT RELIED AND WILL NOT RELY ON, AND INVESTORS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY INVESTORS, ANY PARTY ACTING OR PURPORTING TO ACT FOR INVESTORS OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT INVESTORS, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. EXCEPT FOR THE INVESTOR WARRANTIES, SUMMIT FURTHER HAS NOT RELIED ON ANY INVESTORS' SKILL OR JUDGMENT IN SELECTING THE PROPERTY.

8.2.5        EXCEPT FOR THE INVESTOR WARRANTIES OR AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, INVESTOR HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO (A) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCE OR (B) ABSENCE OF ANY CLAIMS, WHETHER ASSERTED OR UNASSERTED, WITH RESPECT TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL CONDITIONS AT THE PROPERTY. SUMMIT RELEASES INVESTOR FROM ANY AND ALL CLAIMS SUMMIT MAY HAVE AGAINST INVESTOR OF WHATEVER KIND OR NATURE NOW OR HEREAFTER RESULTING FROM OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY AND ALL CLAIMS SUMMIT MAY HAVE AGAINST INVESTOR UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, 42 U.S.C. §9601 ET SEQ., AS AMENDED OR REAUTHORIZED, ANY APPLICABLE STATE LAW EQUIVALENT OR ANY OTHER ENVIRONMENTAL LAW OR COMMON LAW, PROVIDED, THAT, NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT SUMMIT MAY HAVE AGAINST INVESTOR'S PREDECESSORS IN TITLE UNDER APPLICABLE LAW.

8.2.6        NEITHER SUMMIT NOR INVESTOR SHALL BE LIABLE FOR ANY SPECULATIVE PROFITS, OR SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT (EXCEPT FOR THE TORT OF FRAUD) OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.2.7        EXCEPT FOR THE INVESTOR WARRANTIES OR AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, SUMMIT HEREBY RELEASES INVESTOR FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH SUMMIT HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN OR UNDER THE PROPERTY AND SUMMIT WILL NOT LOOK TO INVESTORS OR ANY INVESTOR-RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF, PROVIDED, THAT: (A) NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT SUMMIT MAY HAVE AGAINST INVESTOR'S PREDECESSORS IN TITLE UNDER APPLICABLE LAW; AND (B) SUMMIT DOES NOT SO RELEASE INVESTORS FROM ANY CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES TO THE EXTENT, AND ONLY TO THE EXTENT, THAT INVESTOR ACTUALLY RECEIVES INSURANCE PROCEEDS, REIMBURSEMENT OR OTHER COMPENSATION WITH RESPECT TO THE CONDITION GIVING RISE TO SUCH CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES OR SUCH CLAIM IS COVERED BY INVESTOR'S LIABILITY INSURANCE.

8.2.8        SUMMIT AND INVESTOR FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING RELEASES HAVE BEEN BROUGHT TO THE ATTENTION OF SUMMIT AND INVESTOR, AND EXPLAINED IN DETAIL, AND THAT SUMMIT AND INVESTOR HAVE VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING RELEASES.

8.2.9        SUMMIT AND INVESTOR FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING RELEASES WILL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF THEIR EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND STRICT LIABILITY CLAIMS. THE FOREGOING RELEASES INCLUDE CLAIMS OF WHICH THE PARTIES ARE PRESENTLY UNAWARE OR WHICH THE PARTIES DO NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASERS OR SELLERS, WOULD MATERIALLY AFFECT SUMMIT'S RELEASE TO INVESTOR AND EACH INVESTOR'S RELEASE TO SUMMIT, RESPECTIVELY.

Investor's Initials	Summit's Initials

________	_______

8.3              Indemnification by Investor. Subject to any express provisions of this Agreement to the contrary, from and after the Closing, Investor shall be responsible for and shall indemnify, hold harmless and defend Summit, Summit’s Affiliates and their respective direct and indirect owners, partners, members, shareholders, officers, directors, employees and agents, and their respective personal representatives, successors and assigns, from and against any Losses arising out of or caused by: (a) the Loan Assumption Agreement or the Assumed Debt; (b) any insured Claim by any third Person in connection with the operation or ownership of any Project prior to the Closing (including without limitation any Ground Lessor); (c) any Pre-Closing Entity Taxes; (d) the reimbursement obligation for Voluntary Liens with respect to the Canopy New Orleans under Section 7.2; and (f) the indemnity provisions of Article X hereof; excluding (i) Claims arising out of the Assumed Project Liabilities, or (ii) Claims for which a specific adjustment or apportionment was made and reflected in a written agreement between Investor and Summit at the Closing. Notwithstanding anything to the contrary in this Agreement, the obligations of Investor under this Section 8.3 shall not extend to (a) any special, incidental, consequential or punitive damages or lost profits, or (b) with respect to the matters described in clause (c) of this Section 8.3 any Losses that are not payable to third parties.

8.4              Indemnification by Summit. Subject to any express provisions of this Agreement to the contrary, from and after the Closing, Summit shall be responsible for and shall indemnify, hold harmless and defend Investor and its Affiliates and respective direct and indirect owners, partners, members, shareholders, officers, directors, employees and agents and their respective personal representatives, successors and assigns, from and against any Losses arising out of or caused by (a) the indemnity provisions of Article X hereof; and (b) any insured Claim by any third Person in connection with the operation or ownership of any Project from and after the Closing (including without limitation any Ground Lessor). Notwithstanding anything to the contrary in this Agreement, the obligations of Summit under this Section 8.4 shall not extend to any special, incidental, consequential or punitive damages or lost profits.

8.5              Liability - General. Solely for purposes of third-party claims, the following provisions shall apply to any claim for defense or indemnity made by a Party (“Injured Party”) of the other Party (“Responsible Party”):

(a)               An Injured Party shall give Responsible Party written notice of any Claim, assertion, event or proceeding by or in respect of a third party as to which such Injured Party may request payment, reimbursement or indemnification hereunder as soon as is practicable and in any event within sixty (60) days of the time that such Injured Party learns of such Claim, assertion, event or proceeding; provided, however, that the failure to so notify Responsible Party shall not affect rights to indemnification or otherwise hereunder except to the extent that Responsible Party is actually prejudiced by such failure.

(b)               Responsible Party shall have the right by notice given to the Injured Party within sixty (60) days of receipt of notice of the Claim to direct, through counsel of its own choosing reasonably acceptable to the Injured Party, the defense or settlement of any such Claim or proceeding at its own expense, provided that Responsible Party shall not settle any such Claim or proceeding without arranging for the release of the Injured Party and the partners, members, shareholders or other owners of the Injured Party. If Responsible Party elects to assume the defense of any such Claim or proceeding, Responsible Party shall consult with the Injured Party and the Injured Party may participate in such defense, but in such case the expenses of the Injured Party shall be paid by the Injured Party. The Injured Party shall provide Responsible Party with access to its records and personnel relating to any such Claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Responsible Party in the defense or settlement thereof, and Responsible Party shall reimburse the Injured Party for all its reasonable out-of-pocket expenses in connection therewith. If Responsible Party elects to direct the defense of any such Claim or proceeding, the Injured Party shall not pay, or permit to be paid, any part of any Claim or demand arising from such asserted Liability unless Responsible Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of Responsible Party is entered against the Injured Party for such Liability. If Responsible Party fails to defend or if, after commencing or undertaking any such defense, Responsible Party fails to diligently prosecute or withdraws from such defense (or an unacceptable conflict of interest shall exist or arise), the Injured Party shall have the right to undertake the defense or settlement thereof, at Responsible Party’s expense and in that event the Injured Party may settle such Claim or proceeding prior to a final judgment thereon or elect to forego any appeal with respect thereto.

(c)               All amounts owed by the Responsible Party to the Injured Party, after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed, shall be paid in full to the Injured Party in readily available funds. If the amounts owed by the Responsible Party to the Injured Party are not paid when due, interest shall accrue on such amount at the rate of five percent (5%) per annum compounded annually until paid in full.

(d)               Responsible Party may procure and maintain liability insurance, at its own expense, for itself and for the benefit of any Injured Party, and Responsible Party may satisfy, in whole or in part, its obligation to defend or indemnify an Injured Party as set forth in this Section 8.5 through the proceeds of liability insurance. Injured Party will cooperate in good faith with Responsible Party to comply with the terms and conditions of such liability insurance and to maximize the proceeds of such liability insurance, if any. Notwithstanding the foregoing, the availability or lack of insurance coverage under any insurance policy, whether required herein or otherwise, is not intended, nor shall such availability or lack thereof be argued to, alter, limit, change or modify any defense or indemnity obligation undertaken in this Agreement.

(e)               Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(f)                Notwithstanding anything to the contrary contained herein: (i) the maximum aggregate liability of Investor, and the maximum aggregate amount that may be awarded to and collected by Summit, under this Agreement and any Ancillary Agreements shall, under no circumstances whatsoever, exceed the sum of One Million and 00/100 Dollars ($1,000,000.00) per Project, and Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate for all Projects (the “Cap Amount”); and (ii) no Claim by Summit alleging a breach by Investor of any representation, warranty and/or covenant of Investor contained herein or any of the Ancillary Agreements may be made, and Investor shall not be liable for any judgment in any action based upon any such claim, unless and until such Claim, either alone or together with any other Claims by Investor alleging a breach by Investor of any such representation, warranty and/or covenant, is for an aggregate amount in excess of One Million and 00/100 Dollars ($1,000,000.00) (the “Floor Amount”), in which event Investor’s aggregate liability respecting any final judgment concerning such Claim or Claims shall be for the entire amount thereof, subject to the Cap Amount set forth in clause (i) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Investor shall have no liability with respect thereto. Summit shall be deemed to have waived any Claim against Investor unless Summit provides written notice of a claim to Investor prior to the end of the Survival Period and commences a legal action against Investor within sixty (60) days after the end of the Survival Period. Investor shall be deemed to have waived any Claim against Summit unless Investor provides written notice of a claim to Summit prior to the end of the Survival Period and commences a legal action against Summit within sixty (60) days after the end of the Survival Period.

(g)               Notwithstanding anything to the contrary contained herein, neither the Floor Amount nor the Cap Amount shall apply to, nor shall the Cap Amount be reduced by, any Claims made by Summit with respect to: (A) the indemnities of Summit set forth in Article X; (B) any Claims relating to the fraud or intentional misrepresentation of Summit as determined by a final unappealable judgment; (C) any amounts that must be paid or reconciled pursuant to Article III; or (D) any Pre-Closing Entity Taxes.

(h)               The provisions of this Article VIII shall survive the Closing.

ARTICLE IX
OTHER COVENANTS

9.1              Confidentiality. Unless Investor specifically and expressly otherwise agrees in writing, Summit agrees that (a) the results of all inspections, analyses, studies and similar reports relating to the Projects prepared by or for Summit utilizing any information acquired in whole or in part through the exercise of Summit’s inspection rights; and (b) all information regarding Investor, the Project Owners or the Projects of whatsoever nature made available to Summit by Investor or Investor’s agents or representatives (collectively, the “Proprietary Information”), is confidential and shall not be disclosed to any other person except those assisting Summit with this transaction (including, without limitation, Investor’s Agents and their respective attorneys, accountants, professional consultants, financial advisors, rating agencies, or similar type parties, as the case may be), Summit’s officers, directors and investors and Summit’s lenders or potential lenders, if any. Proprietary Information shall not include any materials or information that (x) is or becomes generally available to the public through no action by Summit or Summit’s Agents; (y) is or becomes available to Summit from a source, other than Investor not actually known by Summit or any of Summit’s Agents to be subject to any confidentiality obligations to Investor or (z) has been acquired or developed by Summit independently without violating any confidentiality agreement. If Summit is required by applicable law (including pursuant to a court order or other legal process, or governmental regulations, governmental disclosures, or for tax and other reporting requirements) to disclose to a third party any Proprietary Information, (i) Summit shall (if permitted by law) promptly notify Investor by electronic mail prior to such disclosure and (ii) unless a protective order is obtained, Summit may disclose that part of the Proprietary Information as is required to be disclosed based on advice of counsel. If this Agreement terminates prior to the Closing, Summit agrees to either return all Proprietary Information to Summit or cause such to be destroyed; provided, however, that Summit may retain copies of such: (1) that has been created electronically pursuant to archiving or back-up procedures; (2) if necessary to comply with its record keeping requirements; (3) to demonstrate compliance with fiduciary duties; or (4) for purposes of defending any legal action relating to this Agreement. Summit shall inform each of Summit’s Agent that received any of the Proprietary Information of the requirements of this Agreement. The provisions of this Section 9.1 shall survive any termination of this Agreement but shall not survive the Closing.

9.2              Public Announcements. Each Party to this Agreement shall have the right to publicly discuss the transactions contemplated hereby and make any required securities filings (if applicable) or other regulatory filings that may be required by law with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other Party, provided, that, no Party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby (including without limitation any press release) or otherwise communicate with any news media without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, and the Parties shall each consult with the other as to the timing and contents of any such announcement or press release. Without the other Party’s prior written consent, which each Party may withhold in their sole discretion, no Party shall reference the name of any member, partner, parent, subsidiary, Affiliate or investor of the other Party in any announcement of the transaction contemplated hereby. The provisions of this Section 9.2 shall survive the Closing.

9.3              Further Assurances. Each of the Parties hereto shall, acting in good faith, use its commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section shall require any Party to execute and deliver any document or agreement that expands the scope or nature of its respective liability or obligations under this Agreement. This Section 9.3 shall survive the Closing.

9.4              Parking Option Agreement. The Parties shall negotiate in good faith to enter into an agreement to provide parking spaces, in accordance with local zoning code, in the parking garage described in Exhibit A-15 [Frisco Parking Garage] for use Investor (or its Affiliate) if and to the extent Investor (or its Affiliate) develops a project on an adjacent property.

9.5              Ownership Limit Waiver. The Parties will work in good faith to grant to Newcrest a customary ownership limit waiver as contemplated by, and in accordance with, the Summit REIT charter, delivered by Summit REIT or its board of directors, in a form and amount reasonably acceptable to Newcrest, subject, however, to receipt by Summit REIT from Newcrest of information reasonably requested with respect to the granting of such waiver and a customary representation letter executed by Newcrest (including, but not limited to, a representation that no “individual,” within the meaning of Section 542(a) of the Code, as modified by Section 856(h)(3) thereof to exclude pension trusts from such definition, will Beneficially Own or Constructively Own (as defined in the Summit REIT charter) more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of stock of Summit REIT as a result of ownership by Newcrestimage).

9.6              Operation of the Projects. Prior to the Closing, unless Summit consents otherwise, which consent will not be unreasonably withheld, conditioned or delayed:

9.6.1           Investor shall use commercially reasonable efforts to (i) cause Existing Manager to continue to operate each Project in the ordinary course pursuant to the Existing Management Agreement and consistent with the practices and procedures in effect as of the Effective Date, except to the extent that this Agreement expressly provides otherwise, and (ii) not, without prior approval of Summit (which approval shall not be unreasonably withheld, conditioned or delayed), voluntarily encumber or create any new Encumbrances on any portion of any Project that are not Permitted Exceptions unless the same will be removed at or before the Closing or any such Encumbrance will have a Material Adverse Effect on any Project.

9.6.2           Investor shall (and shall cause the Project Owners to) continue to maintain the insurance currently carried by Investor or the Project Owners with respect to any Project.

9.6.3           From and after two (2) Business Days prior to the expiration of the Due Diligence Period, Investor shall not enter into, amend or otherwise modify any Contract or Lease unless (i) any such new Contract or Lease or such amendment or modification will not be binding after the Closing, (ii) any such new, amended or modified Contract or Lease is an extension or renewal of, or replacement for, a Contract or Lease existing as of the Effective Date on substantially similar terms, allowing for a reasonable adjustment in the price or rent charged thereunder to reflect market conditions in Investor’s reasonable judgment, and which new, amended or modified Contract or Lease may be with a new contracting third party or parties in Investor’s or reasonable judgment, (iii) any such new, amended or modified Contract or Lease is terminable by Summit at no cost to Summit after the Closing on no more than thirty (30) days’ notice, or (iv) the same is a purchase order for goods or services, or a reservation for rooms or other facilities, or a written agreement, entered into in the ordinary course of business of each Project consistent with the practices and procedures in effect as of the Contract Date. Nothing set forth in this Section 9.6.3 shall restrict the right of Existing Manager under any Existing Management Agreement to enter into, amend or otherwise modify any Contracts or Leases, except that Investor shall not consent or approve of the same (to the extent that Investor has the right under any Existing Management Agreement to withhold such consent or approval) except in accordance with the requirements of this Section 9.6.3. Investor shall promptly provide to Summit a true and complete copy of any such new Contract or Lease or amendment, modification, extension or renewal of any Contract or Lease if and when received by Existing Manager.

9.6.4           From and after two (2) Business Days prior to the expiration of the Due Diligence Period, Investor shall not terminate any Contract or Lease unless the same expires or is terminated as a result of the default or nonperformance of a party thereto other than Investor. Nothing set forth in this Section 9.6.4 shall restrict the right of Existing Manager under the Existing Management Agreement to terminate such Contract or Lease, except that Investor shall not consent or approve of the same (to the extent that Investor has the right under the Existing Management Agreement to withhold such consent or approval) except in accordance with the requirements of this Section 9.6.4. Investor shall promptly provide to Summit notice of the termination of any Contract or Lease if and when received by Existing Manager.

9.6.5           Investor shall not market, sell, pledge, convey, remove or permit or suffer the removal of or offer to sell any portion of any Project, except for Inventories or Consumables sold or consumed in the ordinary course of business and except for obsolete or worn out Furnishings sold or disposed and replaced in the ordinary course of business.

9.6.6           Investor shall reasonably cooperate (without any out-of-pocket cost or expense to Investor) with Summit in all reasonable respects in connection with the transfer of the existing Permits (other than the Liquor Licenses, which shall be subject to the provisions of Section 9.10) to Summit or Summit’s Designee or the issuance of new licenses and permits to Summit or Summit’s Designee, each to be effective no earlier than the Closing.

9.6.7           Except as expressly set forth in below in Section 9.9, Investor shall not amend, modify or terminate the Existing Management Agreements or the Existing Franchise Agreements.

9.7              Group 3 Project Owners. Investor shall not (i) amend or modify any of the Group 3 Project Owner Organizational Documents without the prior written consent of Summit; (ii) admit any additional members, limited partners or general partners (as applicable) into any of the Group 3 Project Owners; (iii) transfer or grant any Encumbrance on any of the Subject Interests (including any of the membership interests in any Group 3 Project Owner); (iv) consent to any of the Group 3 Project Owners acquiring or agreeing to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquiring or agreeing to acquire any material amount of assets other than in the ordinary course of business; (v) cause or allow any of the Group 3 Project Owners to (A) make or rescind any express or deemed material election relating to Taxes; (B) materially change any of its methods of reporting income or deductions for Federal income tax purposes, except as may be required by applicable law; or (C) file any material Tax Return other than in a manner consistent with past custom and practice of the Group 3 Project Owners. The Group 3 Project Owners shall each provide an IRS Schedule K-1 to each of Summit OP, Master REIT 2, and SubJV showing no income, gain, loss or deduction allocated to each such entity during such each Group 3 Project Owner’s final taxable year.

9.8              [Intentionally Omitted.]

9.9              Management and Franchise Agreements.

9.9.1        Prior to the expiration of the Due Diligence Period, but in no event later than the Closing Date, Summit and Investor shall use commercially reasonable efforts to negotiate new Management Agreements for the Projects with Project Manager on the terms agreed-to between the Parties on or about the Effective Date. Prior to the Closing, Investor shall execute and deliver, and shall use commercially reasonable efforts to cause Project Manager to execute and deliver (or acknowledge, as applicable) (i) the Management Agreements, and (ii) an Assignment of Management Agreement for each Project, in the form agreed to by Summit and Project Manager prior to the expiration of the Due Diligence Period. Notwithstanding the foregoing, the Projects shall be delivered at the Closing free and clear of the Existing Management Agreements. Investor will (and shall use commercially reasonable efforts to cause Existing Manager to) reasonably cooperate with Summit and Project Manager in the transition of the management of the Projects.

9.9.2        Within three (3) days of the Effective Date, Summit shall submit applications with each Franchisor to obtain new Franchise Agreements on substantially the same terms and conditions as the Existing Franchise Agreements (other than the PIPs attached to each Franchise Agreement which shall be replaced with new PIPs negotiated in good faith between Summit and each Franchisor), including an assumption of the Key Money Obligations. Summit shall indemnify, and hold Investor harmless from, any liquidated damages, fees, fines or penalties resulting from the termination of the Existing Franchise Agreements. This Section 9.9.2 shall survive the Closing.

9.10          Liquor Licenses. Summit (or Summit’s designee) shall use commercially reasonable efforts to obtain and/or transfer all licenses, permits and approvals required under any Legal Requirements for the continued sale and service of alcoholic beverages at each Project within one hundred twenty (120) days of the Closing Date (the “Liquor Licenses”). The current holder of each of the Liquor Licenses for each Project is listed on Exhibit G (in such capacity, the “Liquor Licensee”). Summit (or Summit’s Designee), at its sole cost and expense, shall submit all necessary applications and other materials to the appropriate governmental authority, shall thereafter use commercially reasonable efforts to effect the transfer of the Liquor Licenses to Summit (or Summit’s Designee). Investor shall reasonably cooperate (and cause Liquor Licensee to cooperate), at no material cost or expense to Investor or Liquor Licensee, with Summit’s (or Summit’s Designee’s) efforts to cause the Liquor Licenses to be transferred in accordance with the terms hereof, including without limitation execute and deliver and forms or other documents necessary to effectuate the transfer of the Liquor License. If requested by Summit or required or permitted by Law, Investor shall cause Liquor Licensee to execute and deliver to Summit (or Summit’s Designee), an interim concession agreement (the “Interim Liquor Agreement”), in form and substance reasonably satisfactory to Investor and Summit, that will permit Seller (or Seller’s Designee) to continue the purchase, storage, sale and service of alcoholic beverages at each Project consistent with the practices and procedures in effect as of the Effective Date, and shall provide for customary indemnities from Summit for the benefit of Liquor Licensee. Notwithstanding anything to the contrary in this Section 9.10, the issuance or the transfer of the Liquor Licenses or execution and delivery of the Interim Liquor Agreement by Investor or Liquor Licensee shall be a condition to the Closing.

9.11          Tax Incentive Projects and Historic Tax Credit Projects. At the Closing, Investor shall assign, and Summit shall assume, all tax rebates, tax increment financing, tax and development incentives and benefits (collectively, the “Financial Incentives”) accruing for the benefit of the Tax Incentive Projects, as set forth in Exhibit H-1, subject to Sections 3.3 and 4.1, other than the Historic Tax Credits. In addition, the Franchise Agreement for the Project described in Exhibit A-7 [Springhill Suites Dallas Downtown] will include the obligation of Franchisor to make a key money contribution of Five Hundred Thousand and 00/100 Dollars ($500,000.00) to owner thereunder upon completion of the property improvement plan required pursuant to such Franchise Agreement (“Key Money”), as further set forth in Exhibit H-1. Summit’s assumption shall be subject to the Receipt Allocation Methodology detailed in Exhibit H-2. Prior to the Closing, Investor shall use commercially reasonable efforts to cause each applicable Governmental Authority (or other applicable party) to acknowledge such assignment prior to the Closing. Summit shall not assume, and Investor shall use commercially reasonable efforts to cause to be terminated or unwound prior to the Closing, all Historic Tax Credit Agreements for the Historic Tax Credit Projects except with respect to (a) subject to this Section 9.11, the state historic rehabilitation credits related to the Canopy New Orleans, which shall be retained by Investor along with any liabilities related to such credits, and (b) AC/Residence Inn Dallas, for which the Parties shall cooperate in good faith, prior to the expiration of the Due Diligence Period, to structure the contribution of such Project to maintain the Historic Tax Credits, agree to the applicable Required Transfer Documents and agree to appropriate and commercially reasonable representations, warranties and covenants with respect thereof. In connection with the foregoing, from and after the Closing Date, Summit shall cooperate in a commercially reasonable manner with Investor to permit Investor, its consultants and contractors, to review and audit the Books and Records of the Canopy New Orleans, during normal business hours upon reasonable notice, in order to obtain final approval from the applicable Governmental Authority of the state historic rehabilitation tax credits generated from the development of such Project, at no cost to Summit (or its Affiliates). In addition, if and to the extent that a Financial Incentive is not assigned to Summit on the Closing Date, Summit shall enter into a separate written agreement to permit Inventor to comply with reporting requirements for any such unassigned Financial Incentives on mutually agreeable terms at no cost to Summit, which agreement shall include, among other things, the right of the applicable State or other Governmental Authority to inspect the applicable Project. This Section 9.11 is a material component of the Purchase Price, and if any of the Financial Incentives or Key Money is not assignable to or assumable by Summit at the Closing, or the Historic Tax Credit Agreements are not unwound pursuant to this Section 9.11 at or prior to the Closing, then the Parties shall have the rights set forth in Section 3.3.

9.12          WARN Act. Investor shall not (and shall request that the Existing Managers not) give any termination notices under the WARN Act to any Employees or governmental authorities. Summit shall (or shall cause Project Manager to) employ a sufficient number of Employees on sufficient terms and conditions to avoid applicability of the WARN Act to the transaction contemplated by this Agreement. Summit shall indemnify, defend and hold harmless the Investor Parties from and against any Damages that may be incurred by, or asserted against, any such indemnified party arising out of or relating to Summit’s or any Investor Party’s failure to comply with the WARN Act in connection with the transactions described in this Agreement. Subject to this Section 9.12, Investor shall reasonably cooperate (and, subject to the terms of the Existing Management Agreement, direct Existing Manager to cooperate) with Summit in such manner as Summit may reasonably request to enable Summit to meet with the Employees regarding the sale of the Projects to Summit. This Section 9.12 shall survive the Closing.

9.13          Assumed Debt. Within three (3) days of the Effective Date, Investor shall notify each Lender listed in Exhibit E-1 of Summit’s proposed purchase of the Property and/or the Subject Interests, and the intention of Investor to assign, and Summit (or Summit’s Designee) to assume, the applicable Assumed Debt. Notwithstanding the foregoing, Investor’s failure to assign the Assumed Debt shall not be a default hereunder. For the avoidance of doubt, the Assumed Debt listed in Exhibit E-2 is intended to be repaid at the Closing.

9.14          Effect of Casualty or Condemnation.

9.14.1     Investor shall give Summit written notice of the following promptly upon becoming aware of the same: (i) any pending or threatened condemnation affecting any Project prior to the Closing, and (ii) any material fire or other casualty affecting any Project and occurring prior to the Closing.

9.14.2       If prior to the Closing, (i) condemnation proceedings are commenced against all or any portion of any Project, and such proceedings are not reasonably expected to have a Material Adverse Effect on a Project; or (ii) any Project is damaged by fire or other casualty and the cost of repairing such damage is reasonably estimated by Investor and Summit, each acting reasonably and in good faith, is an amount that is, in each case, less than seventeen and one-half percent (17.5%) of the Allocated Purchase Price for such Project (the matters described in clauses (i) and (ii) above, collectively, the “Casualty and Condemnation Termination Threshold”), then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Summit shall be entitled to an assignment of, and the right to make a claim for and to retain, all of the proceeds payable to Investor of fire or other casualty insurance (other than those proceeds expended by or on behalf of Investor prior to the Closing to restore the applicable Project), all business interruption insurance proceeds (if any) payable with respect to the period from and after the Closing, and all condemnation awards payable to Investor (other than any portion of the award in respect of income lost prior to the Closing or expended by or on behalf of Investor prior to the Closing to restore the Project or in connection with the collection of the award), as the case may be, and Investor shall have no obligation to repair or restore the applicable Project; provided, however, that in the case of any insured casualty, (A) Investor shall promptly file appropriate claims under all applicable insurance policies and use commercially reasonable efforts both before and after the Closing to collect the maximum amount of insurance proceeds available under such policies on behalf of Summit, (B) Summit shall receive a credit against the cash due at the Closing for the amounts of any uninsured damage, any self-insured retention and the deductible on such casualty insurance policy, less any amounts reasonably and actually expended by Investor to remedy any unsafe conditions at the applicable Project, to repair or restore any damages or otherwise file and pursue a claim under paragraph (A) (including without limitation the cost of a public adjuster), in no event to exceed the amount of the proceeds, (C) all right, title and interest of Investor in and to any insurance proceeds resulting from such casualties shall be the property of Summit (other than on account of business or rental interruption relating to the period prior to the Closing), less any amounts reasonably and actually expended by Investor to remedy any unsafe conditions at the Project, to repair or restore any damages or otherwise file and pursue a claim under paragraph (A) (including without limitation the cost of a public adjuster), in no event to exceed the amount of the proceeds, and (D) Investor will provide to Summit at the Closing, or as soon thereafter as practicable, written assignments of the applicable insurance policies with respect to the casualty, or if the policies themselves are not assignable, the proceeds collectible thereunder, to the extent permitted by the terms of such policies and by the insurers.

9.14.3       If prior to the Closing, (i) condemnation proceedings are commenced against all or any portion of the Project and such condemnation will likely exceed the Casualty and Condemnation Termination Threshold, or (ii) the Project is damaged by fire or other casualty and such damage will likely exceed the Casualty and Condemnation Threshold, Summit shall have the right, upon notice in writing to Investor delivered within ten (10) days after Investor gives Summit notice of such matter as described in this Section 9.14.3, to terminate this Agreement with respect to the applicable Project, whereupon this Agreement shall terminate as to such Project, and such Project shall be removed from the transactions contemplated by this Agreement pursuant to Sections 3.3 and 4.3.2 and the Purchase Price shall be reduced in accordance with Section 3.3 and Exhibit D. If Summit does not timely elect, or is not entitled, to terminate this Agreement with respect to a Project as set forth above, the Purchase Price shall not be reduced except as hereinafter set forth, but Summit shall be entitled to an assignment of, and the right to make a claim for and to retain, all of the proceeds payable to Investor of fire or other casualty insurance (other than those proceeds expended by or on behalf of Investor prior to the Closing to restore such Project), all business interruption insurance proceeds (if any) payable with respect to the period from and after the Closing, and all condemnation awards payable to Investor (other than any portion of the award in respect of income lost prior to the Closing or expended by or on behalf of Investor prior to the Closing to restore the Project or in connection with the collection of the award), as the case may be, and Investor shall have no obligation to repair or restore the applicable Project; provided, however, that in the case of any insured casualty, (A) Investor shall promptly file appropriate claims under all applicable insurance policies and use commercially reasonable efforts both before and after the Closing to collect the maximum amount of insurance proceeds available under such policies on behalf of Summit, (B) Summit shall receive a credit against the cash due at the Closing for the amounts of any uninsured damage, any self-insured retention and the deductible on such casualty insurance policy, less any amounts reasonably and actually expended by Investor to remedy any unsafe conditions at the applicable Project or to repair or restore any damages, in no event to exceed the amount of the proceeds, (C) all right, title and interest of Investor in and to any insurance proceeds resulting from such casualties shall be the property of Summit (other than on account of business or rental interruption relating to the period prior to the Closing), less any amounts reasonably and actually expended by Investor to remedy any unsafe conditions at the applicable Project or to repair or restore any damages, in no event to exceed the amount of the proceeds, and (D) Investor will provide to Summit at the Closing, or as soon thereafter as practicable, written assignments of the applicable insurance policies with respect to the casualty, or if the policies themselves are not assignable, the proceeds collectible thereunder, to the extent permitted by the terms of such policies and by the insurers.

9.14.4       If necessary to allow Summit the full ten (10) day period described in Section 9.14.3, the Closing Date shall be automatically extended until three (3) Business Days after Summit has made, or has or is deemed to have waived, its election pursuant to Section 9.14.3.

9.15          Ground Leases. From and after the Effective Date, Investor shall use commercially reasonable efforts, and shall cooperate with Summit, to obtain (a) the Ground Lease Consent, and (b) an estoppel certificate from each Ground Lessor, completed and duly executed by such Ground Lessor, in substantially the form required by the underlying Ground Lease or otherwise in a form to be reasonably agreed to by Summit and such Ground Lessor (a "Ground Lease Estoppel") prior to the expiration of the Due Diligence Period. Prior to the Closing Date, (i) Investor shall comply with its obligations under each Ground Lease, and (ii) without the prior written consent of Summit (such consent not to be unreasonably withheld or delayed), Investor shall not modify or amend (or permit any Project Owner to modify or amend) any Ground Lease.

9.16          Claim for Breach. In connection with this Article IX, if any covenant that expressly survives the Closing is not performed in accordance with its terms, then, subject to Sections 8.1 and 8.5, the Party entitled to receive or demand performance shall have a claim against the breaching Party under this Agreement and the Ancillary Agreements.

ARTICLE X
BROKERS

Investor and Summit represent to each other that they have dealt with no agent or broker who in any way has participated as a procuring cause of the contribution or the entering into of the transactions contemplated hereby. Investor shall indemnify Summit for any Losses suffered by Summit by reason of a Claim against Summit brought by any broker, agent, or finder with whom Investor has dealt arising out of this Agreement in violation of the foregoing representation and warranty. Summit shall indemnify Investor for any Losses suffered by Investor by reason of any Claim against Investor brought by any other broker, agent, or finder with whom Summit has dealt arising out of this Agreement in violation of the foregoing representation and warranty. The provisions of this Article X shall survive the Closing and any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1          Notices. All notices, demands, requests or other communications (collectively, “Notices”) that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be: (i) hand delivered; (ii) transmitted by e-mail; or (iii) sent by Federal Express or other nationally recognized overnight delivery service addressed to the recipient at its address set forth below (or at such other address as the recipient may theretofore have designated in writing). Each Notice that shall be hand delivered or sent by Federal Express in the manner described shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the day the Notice is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive (but not exclusive) evidence of such delivery), provided, that, such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day), or if delivery is refused, then on the day that delivery of the Notice is refused by the addressee upon presentation, provided, that, such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day). Each Notice that shall be e-mailed shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the date of such e-mail provided that such e-mail is received prior to 5:00 P.M. (Central Time) on a Business Day (if such email is received on a day that is not a Business Day or such email is received after 5:00 P.M. (Central Time) on a Business Day, such Notice shall be deemed given and received on the first Business Day following such day). Subject to the above, all Notices shall be addressed as follows:

If to Investor:	NewcrestImage Holdings, LLC 1785 State Highway 26 – Suite 400 Grapevine, Texas 76051 Attention: e-mail: Attention: e-mail:

with a copy to:	Goodwin Procter LLP 520 Broadway, Suite 500 Santa Monica, California 90401 Attention: e-mail:

If to Summit:	c/o Summit Hotel Properties, Inc. 13215 Bee Cave Parkway, Suite B-300 Austin, Texas 78738 Attention: e-mail:

with a copy to:	Hunton Andrews Kurth LLP 951 Byrd Street Richmond, Virginia 23219 Attention: e-mail:

11.2          Assignment/Successors and Assigns. Neither Summit nor Investor shall have the right to assign this Agreement without the prior consent of the other Party. Subject to the foregoing, all of the terms and conditions of this Agreement are hereby made binding upon the executors, heirs, administrators, successors and assigns of the respective parties hereto, subject to the provisions of this Agreement. Notwithstanding the foregoing, if Summit desires to assign the right to receive the Projects at the Closing to one or more recently formed entities that are affiliated with Summit (each, a “Summit’s Designee”), Summit shall give notice to Investor of such assignment no later than two (2) Business Days prior to the scheduled Closing Date. No such assignment shall delay or otherwise adversely affect the Closing. Upon any such assignment, Summit’s Designee shall be deemed to have assumed for the benefit of Investor all obligations of Summit under this Agreement, but such assignment shall not relieve Summit of its obligations under this Agreement, which obligations shall remain the joint and several obligations of Summit. Investor may, in its sole and absolute discretion, pursue any Claim against, or seek to enforce or demand performance from Summit or Summit’s Designee, in respect to any Required Transfer Document, without prejudice to its rights thereafter to pursue such Claim or demand against Summit or Summit’s Designee, as the case may be.

11.3          Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

11.4          Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

11.5          Not Construed Against Drafter. No provision in this Agreement shall be construed by any court or other judicial authority against any party hereto by reason of such party’s being deemed to have drafted or structured such provisions.

11.6          Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire contract between the Parties hereto and there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either Party.

11.7          Recording. The Parties agree that neither this Agreement nor any memorandum hereof shall be recorded in any office for the recording of real property records.

11.8          Attorneys’ Fees. If there is any proceeding to enforce any provisions or rights arising under this Agreement or any Ancillary Agreement, the unsuccessful party in such proceeding, as determined by the fact finder, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 11.8, a party will be considered to be the “successful party” if (a) such party initiated the proceeding and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), or (b) such party did not initiate the proceeding and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought.

11.9          Time of Essence. Time is of the essence of each and every provision of this Agreement. If any of the dates contemplated herein shall not fall on a Business Day, such deadline or expiration date shall be deemed to fall upon the next Business Day.

11.10      Execution. This Agreement may be executed by the parties in counterparts in which event each shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic PDF shall be effective as delivery of an original. Delivery of an executed counterpart of this Agreement by facsimile or electronic PDF shall be effective as delivery of an original. Further, the parties irrevocably and unreservedly agree that the Agreements, the Ancillary Agreements and all documents delivered in connection therewith may be executed by way of electronic signatures and the parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

11.11      Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Texas without reference to choice of Law principles which might indicate that the Law of some other jurisdiction should apply.

11.12      Affiliate Performance. If and to the extent that any of the transactions outlined herein shall require an Affiliate of a Party to execute and deliver any of the Required Transfer Documents or to perform any act necessary to accomplish the transactions, each Party shall be required to cause such respective Affiliate to execute the Required Transfer Document or perform the applicable act (failing which such shall be a default by the Party hereunder).

11.13      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.14      No Third-Party Beneficiaries. This Agreement is a contract between Summit and Investor for their mutual benefit and no third person or party other than the Escrow Agent or Title Company shall have any right, claim or benefit by virtue of the provisions hereof. Notwithstanding the foregoing, each Debt Financing Source shall be an express and intended third party beneficiary of the Lender Designated Sections and each of such Sections shall expressly inure to the benefit of the Debt Financing Source and each Debt Financing Source (and its successors and assigns) shall be entitled to rely on and enforce the provisions of such Sections.

11.15      Exculpation For Liability. No constituent partner or member in or agent of Summit or Investor, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Summit or Investor, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and each Party to this Agreement and their successors and assigns and, without limitation, all other persons and entities, shall look solely to the other Party’s assets for the payment of any claim or for any performance, and each Party, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

11.16      Submission to Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF TEXAS OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.17      Exclusivity. Investor shall not, and will not permit any agent, partner or affiliate, to accept or entertain any offers, negotiate, solicit interest or otherwise enter into discussions involving the sale or disposition of all or any of part of the Projects or the Subject Interests (or any beneficial interest therein) during the Due Diligence Period, and if Summit elects to proceed with the transactions described herein and deposits the Additional Deposit with Escrow Agent in accordance with Section 2.8.1, then this Section 11.17 shall remain in effect through the Closing Date.

11.18      Bulk Sales Compliance. Investor and Summit acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transactions contemplated by this Agreement, and Investor and Summit agree to rely upon the adjustment and indemnification provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale requirements. This Section 11.18 shall survive the Closing.

11.19      Investors’ Representative. Each Investor and Investor Party hereby irrevocably designates and appoints Newcrest (“Investor’s Representative”) as the agent of each such Investor and Investor Party under this Agreement and the Access Agreement. Each such Investor and Investor Party irrevocably authorizes Investor’s Representative, as the agent for such Investor, to take such action on its behalf and in Investor's Representative’s designated capacity under the provisions of this Agreement and the Access Agreement and to exercise such powers and perform such duties as are expressly delegated to Investor’s Representative by the terms of this Agreement and any separate power of attorney or other agreement which gives Investor’s Representative such authority and power (a copy of which has been provided by each Investor to Summit). Summit is hereby authorized to rely on all actions and/or communications (oral or written) by, from and/or with Investor’s Representative as the action or communication of each such Investor.

11.20      Indemnification of Escrow Agent . In no event shall Escrow Agent be liable for any act or failure to act under the provisions of this Agreement applicable to Escrow Agent except where its acts or omissions are the result of its gross negligence or willful misconduct. Summit and Investor hereby indemnify and hold harmless Escrow Agent against and from any loss, liability, or damage (including actual and reasonable costs of litigation and counsel fees) arising from or in connection with the performance of its duties under this Agreement.

11.21      Debt Financing Source; Exculpation. Notwithstanding anything to the contrary contained in this Agreement, each Party: (1) except for claims by Summit against any Debt Financing Source pursuant to the Debt Commitment Letter and any definitive documents related thereto, agrees that (A) none of the Parties nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Party or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and any such actions are disclaimed and released in full, and (2)(i) agrees that it will not bring or support any Person in any Legal Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in respect of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to any Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (ii) agrees that, except as specifically set forth in the any Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source, in any way relating to a Debt Commitment Letter, or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Each Debt Financing Source is an intended third-party beneficiary of this Section 11.21 and shall be entitled to the protections of this provision.

11.22      Waiver; Amendment. Before the Closing, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing, or (b) subject to applicable Law, amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law. Notwithstanding anything to the contrary contained herein, the Lender Designated Sections and any definitions used in such Sections of this Agreement, to the extent a modification, waiver or termination of such definition would modify the substance of any Lender Designated Section, may not be modified, waived or terminated in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

11.23      Survival. The provisions of this Article XI shall survive the Closing or termination of this Agreement.

[Signatures appear on the two pages S-1 and S-2.]

IN WITNESS WHEREOF the parties hereto have executed this Contribution and Purchase Agreement effective as of the date first written above.

SUMMIT:

SUMMIT HOTEL OP, LP, a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC, its general partner

	By:	/s/ Christopher Eng
		Name:	Christopher Eng
		Title:	Secretary

SUMMIT HOSPITALITY JV, LP, a Delaware limited partnership

By:	SUMMIT HOTEL OP, LP, a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC, its general partner

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

[Signatures of Newcrest appear on next page S-2.]

IN WITNESS WHEREOF the parties hereto have executed this Contribution and Purchase Agreement effective as of the date first written above.

INVESTOR:

NEWCRESTIMAGE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Mehul Patel
	Name:	Mehul Patel
	Title:	Manager

NEWCRESTIMAGE HOLDINGS II, LLC, a Texas limited liability company

By:	/s/ Mehul Patel
	Name:	Mehul Patel
	Title:	Manager

List of Exhibits and Schedules

A-1-A-25	Description of Projects/Project Exhibits
B	Form of Assignment of Membership Interests
C	[Intentionally Omitted]
D	Purchase Price Allocations
E-1	Assumed Debt
E-2	Assumed Debt (to be repaid at the Closing)
F	[Intentionally Omitted]
G	Liquor License Holders
H-1	Financial Incentives
H-2	Key Money Obligations

2.8.1	Escrow Agent’s wiring instructions
3.1	Prorations and Adjustments
5.1.13	Capital Expenditure Projects
1	[Intentionally Omitted]
2	[Intentionally Omitted]
3	Disclosure Schedule
4	Ownership Chart